                                                             EXHIBIT 99(a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            WESTFIELD AMERICA, INC.
                                       AT
                              $16.25 NET PER SHARE

                                       BY

                     WESTFIELD AMERICA MANAGEMENT LIMITED,
                   IN ITS CAPACITY AS RESPONSIBLE ENTITY AND
                       TRUSTEE OF WESTFIELD AMERICA TRUST

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
              TIME ON APRIL 3, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 14, 2001 (THE "MERGER AGREEMENT"), AMONG WESTFIELD AMERICA, INC. (THE "COMPANY"), WESTFIELD AMERICA MANAGEMENT LIMITED (THE "PURCHASER"), IN ITS CAPACITY AS RESPONSIBLE ENTITY AND TRUSTEE OF WESTFIELD AMERICA TRUST, AND MALL ACQUISITION CORP.

    THE COMPANY'S BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, (1) HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS (OTHER THAN THE PURCHASER AND CERTAIN OF ITS AFFILIATES), (2) HAS UNANIMOUSLY APPROVED THE MERGER, THE OFFER AND THE MERGER AGREEMENT AND (3) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER--SECTION 11. CERTAIN CONDITIONS OF THE OFFER."

                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           INNISFREE M&A INCORPORATED

March 5, 2001

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of his or her Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares" or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

    ANY SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

    Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

    THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................       4
INTRODUCTION................................................       8
SPECIAL FACTORS.............................................      10
  BACKGROUND OF THE OFFER AND THE MERGER....................      10
  RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD;
    FAIRNESS OF THE OFFER AND THE MERGER....................      15
  FAIRNESS OF THE OFFER AND THE MERGER......................      15
  OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR......      18
  INFORMATION REGARDING THE SPECIAL COMMITTEE'S FINANCIAL
    ADVISOR.................................................      24
  POSITION OF THE PURCHASER REGARDING FAIRNESS OF THE OFFER
    AND THE MERGER..........................................      24
  SUMMARY OF FINANCIAL ANALYSES PERFORMED BY MERRILL LYNCH,
    PIERCE, FENNER & SMITH INCORPORATED.....................      26
  PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS
    OF THE PURCHASER FOR THE OFFER AND THE MERGER...........      29
  PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER;
    CERTAIN EFFECTS OF THE OFFER............................      30
  COMPANY'S FUTURE DIVIDEND POLICY WITH RESPECT TO THE
    SHARES AFTER THE MERGER.................................      38
  INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE
    MERGER..................................................      38
  THE MERGER AGREEMENT......................................      40
  APPRAISAL RIGHTS..........................................      49
  BENEFICIAL OWNERSHIP OF COMMON STOCK......................      50
  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.......      52
  RELATED PARTY TRANSACTIONS................................      53
THE TENDER OFFER............................................      59
   1. TERMS OF THE OFFER; EXPIRATION DATE...................      59
   2. ACCEPTANCE FOR PAYMENT AND PAYMENT....................      60
   3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
    SHARES..................................................      61
   4. WITHDRAWAL RIGHTS.....................................      64
   5. CERTAIN TAX CONSEQUENCES..............................      65
   6. PRICE RANGE OF THE SHARES; DIVIDENDS..................      66
   7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
    STOCK EXCHANGE
      LISTING; EXCHANGE ACT REGISTRATION; MARGIN
    REGULATIONS.............................................      68
   8. CERTAIN INFORMATION CONCERNING THE COMPANY............      69
   9. CERTAIN INFORMATION CONCERNING THE PURCHASER..........      72
  10. SOURCE AND AMOUNT OF FUNDS............................      73
  11. CERTAIN CONDITIONS OF THE OFFER.......................      75
  12. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY
    APPROVALS...............................................      77
  13. CERTAIN FEES AND EXPENSES.............................      79
  14. MISCELLANEOUS.........................................      80
SCHEDULE I
  DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.........     I-1
SCHEDULE II.................................................    II-1
ANNEX A.....................................................     A-1

                               SUMMARY TERM SHEET

    Westfield America Management Limited, in its capacity as responsible entity and trustee of Westfield America Trust, is offering to purchase all the outstanding shares of common stock of Westfield America, Inc. not already owned by Westfield America Management Limited and its affiliates, Westfield American Investments Pty. Limited and Westfield Corporation, Inc., for $16.25 per share in cash. The following are some of the questions that you, as a shareholder of Westfield America, Inc., may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    The offer to purchase all the outstanding shares of common stock of Westfield America, Inc. is being made by Westfield America Management Limited, in its capacity as responsible entity and trustee of Westfield America Trust, an Australian publicly traded unit trust. As of the date hereof, Westfield America Management Limited and its affiliates, Westfield American Investments Pty. Limited and Westfield Corporation, Inc., collectively own 56,872,082 shares of Westfield America, Inc. common stock, which represents approximately 77.5% of the outstanding common stock of Westfield America, Inc. as of February 14, 2001. See "THE TENDER OFFER--Section 9. Certain Information Concerning the Purchaser."

    Established in 1996, Westfield America Management Limited is the responsible entity and trustee of Westfield America Trust. Each of Westfield America Management Limited, Westfield American Investments Pty. Limited and Westfield Corporation, Inc. is a wholly-owned subsidiary of Westfield Holdings Limited. Westfield Holdings Limited, an Australian public company, was established in 1979 as successor to Westfield Limited, which had been listed on the Australian Stock Exchange since 1960. Westfield Holdings Limited has been listed on the Australian Stock Exchange since 1979. Westfield Holdings Limited acts as developer, architect, builder, property manager and funds manager for a A$21.0 billion portfolio of shopping center assets that comprise more than 65 million square feet of retail space and include 86 shopping centers in Australia, New Zealand, the United Kingdom and the United States, including the 39 shopping centers owned by Westfield America, Inc.

    Established in 1996, Westfield America Trust is an Australian publicly traded unit trust. Westfield America Trust has been listed on the Australian Stock Exchange since 1996 and is currently the fifth largest property trust listed on the Australian Stock Exchange. Westfield America Trust's sole investment is a 56.9% economic interest in Westfield America, Inc.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of Westfield America, Inc.'s outstanding common stock not already owned by Westfield America Management Limited and its affiliates, Westfield American Investments Pty. Limited and Westfield Corporation, Inc. See "INTRODUCTION."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    We are offering to pay you $16.25 per share, in cash, less any amounts required by law to be withheld and paid to governmental entities, without interest. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses to the Information Agent or the Depositary. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    We have commitments, subject to certain conditions, for funds sufficient to purchase all shares of Westfield America, Inc.'s common stock that are validly tendered and not withdrawn in the Offer and to complete the second-step merger of Mall Acquisition Corp. (a to-be-formed Delaware corporation that will be owned by Westfield America Trust, Westfield American Investments Pty. Limited and Westfield Corporation, Inc.) with and into Westfield America, Inc. The Merger is expected to follow the successful completion of the Offer. Such commitments have been obtained by Westfield America Management Limited, in its capacity as responsible entity and trustee of Westfield America Trust, raising new capital in the Australian market through underwritten issues of units in Westfield America Trust to institutional investors. The Offer is not conditioned upon any financing arrangements. See "THE TENDER OFFER--Section 10. Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash. Additionally, the Offer is not subject to any financing condition. See "THE TENDER OFFER--Section 10. Source and Amount of Funds."

HOW WILL THE TENDER OFFER AFFECT THE PAYMENT OF A REGULAR QUARTERLY DIVIDEND?

    You will continue to receive your regular quarterly cash dividends, or PRO RATA portions thereof, with respect to your shares of common stock until the conclusion of the Offer. Following the completion of the Offer and prior to the consummation of the Merger, no further dividends will by paid by Westfield America, Inc. with respect to your shares of common stock. See "THE TENDER OFFER--Section 6. Price Range of the Shares; Dividends."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on April 3, 2001, to decide whether to tender your shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Under the terms of the Merger Agreement, we can extend the Offer without the consent of Westfield America, Inc. from time to time, until June 4, 2001 if specified conditions to the Offer have not been satisfied. See "THE TENDER OFFER--Section 1. Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the Offer, we will inform American Stock Transfer & Trust Company, the Depositary for the Offer, of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See "THE TENDER OFFER--Section 1. Terms of the Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

    To tender your shares, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to the Depositary, not later than the time the Offer expires. If your shares are held in street name (that is, through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver everything that is required to the Depositary by the expiration of the Offer, you may obtain extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three New York Stock Exchange, Inc. trading days. However, the Depositary must receive the missing items within that three-day trading period or your shares will not be validly tendered. See "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw previously tendered shares at any time until the Offer has expired and, if we have not agreed to accept your shares for payment by April 3, 2001, you can withdraw them at any time after such time until we do accept your shares for payment. This right to withdraw will not apply to any subsequent offering period. See "THE TENDER OFFER--Section 1. Terms of the Offer; Expiration Date" and "--Section 4. Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. See "THE TENDER OFFER--Section 4. Withdrawal Rights."

WHAT DOES WESTFIELD AMERICA, INC.'S BOARD OF DIRECTORS THINK OF THE OFFER?

    The Board of Directors of Westfield America, Inc., based upon the unanimous recommendation of a special committee of independent directors, (i) determined that each of the Merger Agreement, the Offer and the Merger is advisable, fair to and in the best interests of, the shareholders of Westfield America, Inc. (other than Westfield America Trust, Westfield American Investments Pty. Limited and Westfield Corporation, Inc.), (ii) approved and adopted the Merger Agreement, (iii) resolved to approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, and (iv) recommended that you accept the Offer and tender your shares and, if applicable, approve and adopt the Merger Agreement.

FOLLOWING THE OFFER, WILL WESTFIELD AMERICA, INC. CONTINUE AS A PUBLIC COMPANY?

    No. If the Merger takes place, Westfield America, Inc. will no longer be publicly owned. See "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer."

WILL THE OFFER BE FOLLOWED BY A MERGER IF NOT ALL OF THE PUBLICLY TRADED SHARES
  OF WESTFIELD AMERICA, INC. ARE TENDERED IN THE OFFER?

    Yes. Following the Offer, the parties have agreed to seek Westfield
America, Inc. shareholder approval for the merger of Mall Acquisition Corp. with and into Westfield America, Inc. If the Merger takes place, Westfield
America, Inc. will be majority-owned by Westfield America Trust, and all of the remaining common shareholders of Westfield America, Inc. (other than Westfield America Trust, Westfield American Investments Pty. Limited and Westfield Corporation, Inc.) will receive $16.25 per share in cash. In the Merger, you may be entitled to demand appraisal of your shares pursuant to

Section 351.455 of the Missouri General and Business Corporation Law. Shareholders who tender their shares in the Offer will not be able to exercise appraisal rights with respect to their tendered shares. If you properly demand the appraisal of your shares, you will not receive cash in the Merger, but rather you will be entitled to payment of the fair value of your shares in accordance with Section 351.455, which may be less than, more than or equal to $16.25 per share. See "SPECIAL FACTORS--The Merger Agreement," "--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer" and "--Appraisal Rights."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the Merger takes place, shareholders not tendering in the Offer will receive in the Merger the same amount of cash per share which they would have received had they tendered their shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the Offer. Following the completion of the Offer and prior to the consummation of the Merger, no further dividends will be paid by Westfield America, Inc. with respect to your shares of common stock. In the Merger, you may be entitled to demand appraisal of your shares pursuant to Section 351.455 of the Missouri General and Business Corporation Law. Shareholders who tender their shares in the Offer will not be able to exercise appraisal rights with respect to their tendered shares. If you properly demand the appraisal of your shares, you will not receive cash in the Merger, but rather you will be entitled to payment of the fair value of your shares in accordance with Section 351.455, which may be less than, more than or equal to $16.25 per share. If for some reason the Merger does not take place, the number of shareholders and shares that are still in the hands of the public after the Offer may be so small that the shares may no longer be eligible for listing on the New York Stock Exchange and there may no longer be an active public trading market (or, possibly, any trading market) for the shares. If this is the case, and you do not tender your shares, you may not be able to sell them in the open market. Also, Westfield America, Inc. may no longer need to comply with the Securities and Exchange Commission's rules relating to publicly held companies in the way it currently must comply with these rules. See "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer" and "--Appraisal Rights."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On February 12, 2001, the last trading day before the submission of Westfield America Trust's initial, conditional proposal to Westfield
America, Inc., the last sale price of the shares reported on the New York Stock Exchange was $14.42 per share. On February 14, 2001, the last trading day before we announced the agreement for the Offer and the Merger, the last sale price of the shares reported on the New York Stock Exchange was $14.45 per share. On March 2, 2001, the last full trading day prior to the commencement of the Offer, the last sale price of the shares reported on the New York Stock Exchange was $16.60 per share. We advise you to obtain a recent quotation for the shares in deciding whether to tender your shares. See "THE TENDER OFFER--Section 6. Price Range of the Shares; Dividends."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    You can call Innisfree M&A Incorporated at (212) 750-5833 (banks and brokers call collect) or (888) 750-5834 (call toll free). Innisfree M&A Incorporated is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

TO THE HOLDERS OF COMMON STOCK OF WESTFIELD AMERICA, INC.:

                                  INTRODUCTION

    Westfield America Management Limited (the "Purchaser"), in its capacity as responsible entity and trustee of Westfield America Trust, an Australian publicly traded unit trust, hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Westfield America, Inc., a Missouri corporation (the "Company"), (other than the Shares owned by the Purchaser and certain of its affiliates) at a price of $16.25 per Share in cash, less any amounts required by law to be withheld and paid to governmental entities, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 14, 2001 (the "Merger Agreement"), among the Purchaser, Mall Acquisition Corp., a to-be-formed Delaware corporation ("Merger Sub"), and the Company. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement (including, if required, approval of the shareholders of the Company), the Purchaser intends to cause Merger Sub to merge with and into the Company (the "Merger") in accordance with the applicable provisions of the Missouri General and Business Corporation Law (the "MGBCL") and the Delaware General Corporation Law (the "DGCL"). Following the Merger, the Company will be the surviving corporation (the "Surviving Corporation") and the separate existence of Merger Sub will cease. At the effective time of the Merger (the "Effective Time"), (i) each issued and outstanding Share (other than Shares owned (or held in the treasury) by the Company, Merger Sub, the Purchaser, Westfield American Investments Pty. Limited ("WAIPL") and Westfield
Corporation, Inc. ("WCI", together with WAIPL, the "Westfield Affiliates"), and Shares held by shareholders who properly exercise appraisal rights (the "Dissenting Shares") under the MGBCL), will be converted into and represent the right to receive the Offer Price (the "Merger Consideration"), (ii) each share of Class A common stock, par value $.01 per share, of Merger Sub, then issued and outstanding will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and
(iii) each share of Class B common stock, par value $.01 per share, of Merger Sub, then issued and outstanding will be converted into the right to receive $1.00 in cash, without interest. See "SPECIAL FACTORS--The Merger Agreement" for a description of the Merger and the Merger Agreement.

    A vote of the shareholders of the Company may be necessary to effect the Merger. The Purchaser has agreed in the Merger Agreement to cause to be voted all Shares owned by it in favor of the adoption of the Merger Agreement. The Company has been advised that the Westfield Affiliates intend to vote all Shares owned by them in favor of the approval and adoption of the Merger Agreement. If necessary, adoption of the Merger Agreement requires the affirmative vote of the holders of Shares representing at least two-thirds of the Shares. The Purchaser and the Westfield Affiliates currently collectively own approximately 77.5% of the Shares and, therefore, approval of the Merger would be assured. See "SPECIAL FACTORS--The Merger Agreement."

    The Purchaser has been informed that Cordera Holdings Pty. Limited ("Cordera"), an Australian corporation that owns 21.90% of Westfield Holdings Limited, the parent company of the Purchaser ("Westfield Holdings"), and P.M. Capital Limited ("PM Capital"), in its capacity as the responsible entity and trustee of the P.M. CAPITAL Absolute Performance Fund, intend to tender all of their Shares pursuant to the Offer. PM Capital is an Australian investment fund, of which 55.17% is indirectly owned by certain directors of the Purchaser. Cordera and PM Capital collectively own 667,657 Shares of the Company.

    THE COMPANY'S BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, (1) HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS (OTHER THAN THE PURCHASER AND THE WESTFIELD AFFILIATES), (2) HAS UNANIMOUSLY APPROVED THE MERGER, THE OFFER AND THE MERGER AGREEMENT AND (3) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    ON FEBRUARY 14, 2001, LEHMAN BROTHERS INC. ("LEHMAN"), FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, DELIVERED AN OPINION TO THE SPECIAL COMMITTEE AND THE COMPANY'S BOARD OF DIRECTORS TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS CONTAINED THEREIN, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE COMPANY'S SHAREHOLDERS (OTHER THAN THE PURCHASER, THE WESTFIELD AFFILIATES AND MERGER SUB) WAS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION OF LEHMAN IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER--SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "--SECTION 11. CERTAIN CONDITIONS OF THE OFFER" OF THIS OFFER TO PURCHASE.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Tendering shareholders who own their Shares through a broker or other nominee may be charged a fee by such broker or other nominee for tendering the Shares on behalf of such shareholders. The Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER--Section 13. Certain Fees and Expenses" of this Offer to Purchase.

    The information contained in this Offer to Purchase concerning the Company, including, without limitation, information about the deliberations of the Board of Directors and the Special Committee in connection with the Offer and the Merger and the opinion of Lehman was supplied by the Company. The Purchaser takes no responsibility for the accuracy or completeness of such information.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER AND THE MERGER

    THE PURCHASER AND THE COMPANY

    In late 1999, the Purchaser began to examine strategic alternatives with respect to its ownership interests in the Company based on, among other factors,
(a) the disparity between the U.S. market's valuation of the Company and the Australian market's valuation of Westfield America Trust and (b) the Company's difficulty in raising additional equity in the U.S. market. As a result, various proposals were considered from time to time by the Purchaser and Westfield Holdings, which sought to address these issues.

    In late September 2000, UBS Warburg Australia Limited and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") were commissioned to provide financial advisory and investment banking services to the Purchaser.

    On October 12, 2000, the board of directors of Westfield Holdings (the "Westfield Holdings Board") considered a proposal for the acquisition by the Purchaser of the publicly held Shares of the Company. It was agreed at that meeting that additional research should be undertaken in relation to the proposal.

    At its meeting on November 9, 2000, the Westfield Holdings Board was provided with an update of the proposal.

    On December 7, 2000, the Westfield Holdings Board agreed that work on the proposal should continue with a view towards bringing a detailed final proposal to the board of directors of the Purchaser (the "Purchaser Board") for consideration in the latter part of January 2001. It was noted that any such proposal would be subject to reaching agreement with all necessary parties and the securing of the required financing on appropriate terms.

    Shortly after the meeting on December 7, 2000, Mr. Peter S. Lowy, a director of the Purchaser and President and Chief Executive Officer of the Company, advised Mr. Roy L. Furman and Mr. Francis T. Vincent, Jr., independent directors of the Company, that the Purchaser was considering an acquisition of all of the publicly held Shares of the Company. Mr. Peter Lowy told Mr. Furman and
Mr. Vincent that he was uncertain whether a proposal would be made to the Company to enter into such a transaction, but he felt that it would be appropriate to organize a special committee of independent directors in the event such a proposal was forthcoming. Mr. Peter Lowy asked Mr. Furman whether he would be willing to form such a committee (the "Special Committee").
Mr. Furman agreed to do so and agreed to serve on the Special Committee. Following the conversation between Mr. Peter Lowy and Messrs. Furman and Vincent, Mr. Furman asked Mr. Vincent and Mr. Herman Huizinga to serve on the Special Committee and they agreed to do so.

    On December 15, 2000, an initial telephonic meeting of the Special Committee was held. At that meeting, Mr. Furman and Mr. Vincent updated Mr. Huizinga on their prior discussion with Mr. Peter Lowy and agreed that the Special Committee should select legal and financial advisors.

    On December 19, 2000, at a telephonic meeting of the Special Committee, the members of the Special Committee elected Mr. Furman to serve as chairman of the Special Committee, and engaged Wolf, Block, Schorr and Solis-Cohen LLP ("Wolf Block") to serve as its legal counsel. The Special Committee discussed matters relating to the process that would be necessary to evaluate any proposal that might be made by the Purchaser. The Special Committee requested that its legal advisors contact the Purchaser's legal advisors to advise them that the Special Committee intended to pursue a deliberative process in the evaluation of any proposal that might be forthcoming and that it would take all the time necessary to permit such an evaluation, including the time necessary for the Special Committee's financial advisor to perform financial due diligence on the Company. The Special Committee also discussed the need to engage a nationally recognized investment banking firm to serve as the Special Committee's financial advisor and to render an opinion on the fairness from a financial point of view of the consideration to be offered in any proposed transaction. The Special Committee instructed Mr. Furman to take the necessary actions to engage such a firm and recommended two investment banking firms that would be satisfactory to the Special Committee.

    Following the Special Committee meeting, Mr. Furman contacted representatives of the two recommended investment banks and, after consulting with the other members of the Special Committee, determined that Lehman should be engaged to serve as the financial advisor to the Special Committee.
Mr. Furman advised the Company of the choice of Lehman and the terms of the engagement that had been negotiated between the Special Committee and Lehman.

    On January 3, 2001, a formal engagement letter agreement between Lehman and the Company was executed.

    On January 16, 2001, the Special Committee held a telephonic meeting with its financial and legal advisors to review the status of Lehman's progress to date in connection with its due diligence investigations. Lehman reported on a number of site visits and meetings with management of the Company as well as its financial due diligence on the Company. There was discussion regarding the various constituencies in addition to the Company's shareholders in the event a proposal was forthcoming, including the rights of Security Capital Preferred Growth Incorporated ("SCPG") as a holder of preferred shares in the Company and the rights of unit holders in the Company's operating partnership. The Special Committee also considered possible forms of a proposed transaction and advised its financial and legal advisors of the terms that it would hope to negotiate in any definitive documentation regarding a transaction, including the protection of shareholder dividends until completion of the transaction, the Special Committee's right to negotiate with any third parties who might offer a competing proposal and the absence of any break-up fee or lock-up provisions.

    On January 17, 2001, at a meeting of the Company's board of directors (the "Board"), the Special Committee was authorized to negotiate the terms of any proposal that might be made by the Purchaser and to report to the full Board the Special Committee's recommendation whether or not to accept any such proposal.

    On January 17, 2001, a formal engagement letter agreement between Merrill Lynch and Westfield America Trust was executed.

    On January 26, 2001, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), counsel to the Purchaser, sent a preliminary draft form of the merger agreement to Wolf Block for review and comment. Wolf Block distributed the draft to the members of the Special Committee and, based upon the directions provided by the members of the Special Committee and comments to the draft form of agreement, representatives of Wolf Block and Skadden Arps commenced negotiations of the terms of a draft merger agreement over the following weeks.

    On February 8, 2001, the Purchaser Board considered a proposal for the acquisition of the publicly held Shares of the Company (other than those owned by the Purchaser and the Westfield Affiliates). The Purchaser Board resolved to establish a committee consisting of Mr. Frank P. Lowy, Mr. David M. Gonski,
Mr. Stephen P. Johns and Mr. Peter S. Lowy (the "Purchaser Board Committee") and to authorize that committee to exercise the powers of the Purchaser Board to approve, among other matters, the final terms of any offer to be made by the Purchaser to acquire all publicly held Shares of the Company (other than those owned by the Purchaser and the Westfield Affiliates).

    On February 12, 2001, Merrill Lynch, financial advisor to the Purchaser, telephoned Lehman and submitted a verbal contingent offer on behalf of the Purchaser to acquire all publicly held Shares of the Company, other than those owned by the Purchaser and the Westfield Affiliates, for a cash purchase price of $15.75 to $16.00 per Share. Merrill Lynch reported that the Purchaser's offer was contingent upon (a) the unit price of Westfield America Trust on the Australian Stock Exchange (the "ASX") being A$1.55 or greater (on February 12, 2001, the closing unit price was A$1.54), (b) an exchange rate between the Australian dollar and the United States dollar of $0.54 or greater (on
February 12, 2001,
the exchange rate was $0.538), (c) a firm commitment underwritten offering in Australia by Merrill Lynch International (Australia) Limited and UBS Warburg Australia Limited or their affiliates of new equity securities in Westfield America Trust, and (d) an executed merger agreement containing satisfactory terms.

    On February 12, 2001, the Special Committee met telephonically with its financial and legal advisors to consider the terms of the proposed transaction. Lehman described the contingent offer that had been communicated by Merrill Lynch and then presented its detailed financial analysis of the proposed transaction. A written version of Lehman's presentation is filed as Exhibit (c)(2) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission. Wolf Block then reviewed the terms of the draft merger agreement and the SCPG agreement to waive certain of its rights as a holder of preferred shares in the Company. See "SPECIAL FACTORS--Background of the Offer and the Merger--The Purchaser and SCPG" and "--Plans for the Company after the Offer and the Merger; Certain Effects of the Offer" for a discussion of the SCPG transaction. In particular, counsel for the Special Committee discussed the importance of the specific provisions in the draft merger agreement, which would, subject to the final terms of the merger agreement, allow shareholders, because of the tender offer, to obtain cash for their shares as soon as practicable after execution of the merger agreement, provide a high certainty of consummation of the transaction although the transaction could be completed without the approval of any public shareholders, ensure shareholders' receipt of regular quarterly dividend distributions or PRO RATA portions thereof until the completion of the tender offer, and allow the Special Committee to negotiate with third parties who might submit unsolicited written acquisition proposals and to terminate the merger agreement in such circumstances (subject to reimbursement of up to $5.0 million of expenses incurred by the Purchaser). The Special Committee concluded it was not prepared to approve an offer at that point in time of $15.75 to $16.00 per Share and directed Lehman to meet with Merrill Lynch to determine whether it would be possible for the Purchaser and the Special Committee to agree upon the terms of a fully financed transaction that provided public shareholders with $16.50 per Share in cash.

    On February 13, 2001, representatives of Lehman met with representatives of Merrill Lynch. Lehman reported to Merrill Lynch that the Special Committee would be interested in a price of $16.50 per Share in cash. At the end of that meeting, Merrill Lynch advised Lehman that the Purchaser was prepared to increase its fully financed contingent cash offer to $16.15 per Share. Lehman reiterated the Special Committee's interest in a price of $16.50 per Share.

    On February 14, 2001, Merrill Lynch contacted Lehman and told it that the Purchaser was prepared to make a final contingent offer of $16.25 per Share, subject to final approval from the Purchaser Board Committee. Representatives of Wolf Block and Skadden Arps negotiated the remaining open terms of the draft merger agreement. Later that day, the Special Committee met telephonically to consider the Purchaser's proposal. Lehman made a financial presentation to the Special Committee and delivered to the Special Committee its opinion that, as of February 14, 2001, the $16.25 per Share cash consideration was fair, from a financial point of view, to the Company's public shareholders (other than the Purchaser, the Westfield Affiliates and Merger Sub). After discussion, the Special Committee unanimously determined that the terms of the Offer and the Merger are advisable, fair to and in the best interests of the Company's public shareholders, recommended that the Board approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the Board should recommend that the shareholders of the Company tender their Shares in the Offer.

    A telephonic meeting of the full Board was held immediately following the Special Committee meeting, with all directors present. Each of Messrs. Frank P. Lowy, Steven M. Lowy, Peter S. Lowy and Richard E. Green, a director of the Company, disclosed to the Board his respective interest in the proposed transaction. Representatives of Lehman made a financial presentation to the Board and Wolf Block addressed the legal matters. The Board then received the recommendation of the Special Committee and reviewed the terms of the transactions and the reasons for the Special Committee's recommendation. At that meeting, the Board, including the five independent directors, unanimously determined to accept the Special Committee's recommendation, determined that the terms of the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its shareholders, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolved to recommend that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

    A telephonic meeting of the Purchaser Board Committee was held on February 14, 2001, at approximately 4:30 p.m., with all members present. Each of Messrs. Frank P. Lowy, Stephen P. Johns and Peter S. Lowy disclosed to the Purchaser Board Committee his respective interest in the proposed transaction. Merrill Lynch made a financial presentation to the Purchaser Board Committee to assist the Purchaser Board Committee in assessing the fairness of the consideration to the Company's public shareholders. A written version of Merrill Lynch's presentation is filed as Exhibit (c)(4) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission. The Purchaser Board Committee reviewed the terms of the transactions and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

    In the evening of February 14, 2001, the Merger Agreement was executed and each of the Company and the Purchaser issued a press release announcing the execution of the Merger Agreement.

    THE PURCHASER AND SCPG

    In late October 2000, during the course of the Purchaser's consideration of whether to make a proposal for the acquisition of the publicly held Shares of the Company, a representative of the Purchaser contacted a representative of SCPG, the holder of an aggregate of 694,445 shares of Series C cumulative convertible redeemable preferred stock, Series C-1 cumulative convertible redeemable preferred stock and Series C-2 cumulative convertible redeemable preferred stock (collectively, the "Series C Preferred Shares") of the Company, having an aggregate liquidation value of $125,000,100.

    In early November 2000, SCPG was advised that the Purchaser was considering making a tender offer for the publicly held Shares of the Company and wished to determine if SCPG would be willing to remain as an investor in the Company following any such acquisition by the Purchaser.

    During early December 2000, representatives of the Purchaser and SCPG had additional conversations to discuss SCPG's willingness to remain as an investor in the Company. On December 20, 2000, the Purchaser entered into an agreement with SCPG pursuant to which the Purchaser agreed to reimburse SCPG for its costs and expenses relating to its consideration of remaining as an investor in the Company following any acquisition by the Purchaser of the publicly held Shares.

    In early January 2001, the Purchaser delivered an initial term sheet to SCPG outlining the terms under which SCPG would remain as an investor in the Company following any acquisition of the publicly held Shares of the Company.

    Following receipt of such term sheet, representatives of the Purchaser and SCPG had several telephonic and video conferences to discuss the term sheet and exchanged revised term sheets.

    On January 26, 2001, representatives of the Purchaser met with representatives of SCPG to discuss the terms under which SCPG was prepared to remain an investor in the Company. At that meeting, representatives of the Purchaser and SCPG reached an agreement in principle on such terms. Under the proposed terms, after completion of the Merger, SCPG would exchange its Series C Preferred Shares for a new series of preferred stock of the Company, as the surviving corporation, and the right to convert in the future such preferred stock into ordinary units of Westfield America Trust in the future. These options were intended to provide SCPG with the future ability to access the public markets to realize the value of its interest in the Company.

    On January 29, 2001, the Purchaser received a revised term sheet from SCPG.

    On January 30, 2001, SCPG delivered drafts of the proposed documents implementing the revised term sheet from SCPG. Following receipt of such documents through the date that the Purchaser Board Committee approved the final terms of the Offer and authorized the execution of the Merger Agreement, representatives of SCPG and the Purchaser negotiated the terms of such documents. On February 14, 2001, immediately prior to the execution of the Merger Agreement, the final definitive documents were executed by the parties. See "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer--Series C Preferred Shares of SCPG."

    THE PURCHASER AND J.P. MORGAN INVESTMENT MANAGEMENT INC.

    A commingled pension trust fund, which is advised by J.P. Morgan Investment Management Inc., holds an indirect 50% joint venture interest in University Towne Center and Valley Fair Mall through its ownership of Valley Fair University Towne Member LLC, a Delaware limited liability company ("VFUT"). University Towne Center and Valley Fair Mall are two malls in the Company's portfolio. According to the terms of the joint venture, VFUT has the right to convert its interest in such properties into shares of Common Stock of the Company based on the then market price of the Common Stock and to cause the Company to register such Common Stock. As part of its evaluation of making a proposal to acquire the publicly held Shares of the Company, the Purchaser determined that it would need VFUT to agree to modify such rights.

    On January 31, 2001, representatives of the Purchaser approached representatives of VFUT and proposed that VFUT agree to modify such rights by setting forth a new method for determining the number of shares of Common Stock that VFUT would receive upon a conversion and to waive its right to have such stock registered. On February 6, 2001, the Purchaser delivered to VFUT a draft letter agreement providing for such modification and waiver, and in addition, the issuance by the Purchasers to VFUT of an option granting VFUT the right to exchange shares of Common Stock, which it receives in exchange for its interest in the joint venture properties, for ordinary units in Westfield America Trust. Following delivery of such letter, representatives of the Purchaser and VFUT negotiated the terms of the letter agreement until the final form of the letter agreement was executed and agreed upon on February 14, 2001, immediately prior to the execution of the Merger Agreement. See "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer--J.P. Morgan Put Option Agreement."

    THE PURCHASER AND WESTFIELD HOLDINGS

    As part of its evaluation of making a proposal for the acquisition of the publicly held Shares of the Company, the Purchaser determined that any such acquisition could not include the securities held by Westfield Holdings' wholly-owned subsidiaries.

    On February 8, 2001, the Westfield Holdings Board considered a proposal under which, among other matters, Westfield Holdings would agree to ensure that its wholly-owned subsidiaries would not tender their Shares in connection with any offer made by the Purchaser and agree to vote in favor of the Merger and to vote any Westfield America Trust units held by WAIPL or any other affiliate of Westfield Holdings in favor of the various proposals to be made to the members of Westfield America Trust relating to the Offer and the Merger. The Westfield Holdings Board resolved to establish a committee consisting of Mr. Frank P. Lowy, Mr. David M. Gonski, Mr. Stephen P. Johns and Mr. Peter S. Lowy ("Westfield Holdings Board Committee") and to authorize that committee to exercise the powers of the Westfield Holdings Board to approve, among other matters, the final terms of any agreements to be entered into in connection with any final proposal.

    On February 14, 2001, a telephonic meeting of the Westfield Holdings Board Committee was held immediately prior to the Purchaser Board Committee meeting, with all members present. Each of Messrs. Frank P. Lowy, Stephen P. Johns, and Peter S. Lowy disclosed to the Westfield Holdings Board Committee his respective interest in the proposed transaction. The Westfield Holdings Board Committee reviewed the terms of the final proposal and unanimously approved the entry into a cooperation agreement (the "Cooperation Agreement") with the Purchaser. The Cooperation Agreement was executed later that evening immediately prior to the execution of the Merger Agreement. See "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer--Cooperation Agreement."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD;
FAIRNESS OF THE OFFER AND THE MERGER

    RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD

    At a meeting held on February 14, 2001, the Special Committee unanimously determined that the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of, the Company and its shareholders (other than the Purchaser and the Westfield Affiliates), and unanimously determined to recommend that the Board (i) approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby, (ii) determine that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the shareholders (other than the Purchaser and the Westfield Affiliates) and (iii) recommend that the shareholders accept the Offer and tender their Shares pursuant to the Offer. At a meeting held on February 14, 2001, the Board unanimously determined to accept the Special Committee's recommendation and determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of, the Company's shareholders (other than the Purchaser and the Westfield Affiliates), approved, adopted and declared advisable the Merger Agreement and resolved to recommend that the shareholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, approve and adopt the Merger Agreement. Accordingly, the Board unanimously recommends that the shareholders of the Company tender their Shares pursuant to the Offer.

FAIRNESS OF THE OFFER AND THE MERGER

    THE SPECIAL COMMITTEE. In evaluating the Merger Agreement, the Offer and the Merger, the Special Committee relied upon its knowledge of the business, financial condition and prospects of the Company as well as the advice of its financial and legal advisors. In determining that the Special Committee would recommend the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, to the Board, the Special Committee considered the following factors, each of which, except as set forth in Items (10) and (13) below, in the view of the Special Committee, supported such determination:

    (1) the information with regard to the financial condition, results of operations, competitive position, business and prospects of the Company, current economic and market conditions (including current conditions in the industry in which the Company is engaged) and the estimated net asset value of the Company's assets;

    (2) the historic market prices and recent trading activity of the Shares with a particular emphasis on the relationship between the $16.25 per Share amount offered in the Offer and the trading history of the Shares; including the fact that the $16.25 per Share amount represents a premium of approximately 14.7% over the $14.17 per Share closing price on the New York Stock Exchange ("NYSE") on February 13, 2001, the trading day before the Merger Agreement was executed, approximately 12.6% over the $14.43 per Share average closing price on the NYSE over the previous month, and approximately 15.7% over the $14.05 per Share average closing price on the NYSE over the past year;

    (3) the possible alternatives to the Offer and the Merger, including continuing to operate the Company as a publicly held entity and the risks and benefits associated therewith, including the significant uncertainties regarding the financial condition of anchor mall tenants such as

       JC Penney Company, Inc., Sears Roebuck and Co. and Montgomery Ward & Co., Inc.; the Purchaser's and the Westfield Affiliates' beneficial ownership of approximately 77.5% of the Shares, effectively precluding the possibility of a third party bid that might offer the Company's shareholders a control premium for their Shares; and based upon discussions between the Special Committee's financial advisor and the Purchaser's financial advisor, the Special Committee concluded that the Purchaser would not consider a liquidation of the Company or a sale of its Shares at this time;

    (4) the fact that the Merger Agreement and the transactions contemplated thereby were the product of arm's-length negotiations between the Purchaser and the Special Committee (through their respective advisors), none of whose members were employed by or affiliated with the Company (except in their capacities as directors) or would have any equity interest in the Company following the Merger, other than as a public holder of ordinary units of Westfield America Trust;

    (5) that based on its negotiations with the Purchaser, and based on all information available to the Special Committee as a result of the Special Committee's participation, through its advisors, in the negotiations with the Purchaser, as well as the advice of its advisors, in an attempt to obtain the highest price reasonably available, the Offer Price represented the highest price that the Purchaser would be willing to pay to acquire the Shares;

    (6) Lehman's financial presentation and oral opinion delivered at the February 14, 2001 meeting of the Special Committee (subsequently confirmed by delivery of a written opinion dated February 14, 2001, the date that the Merger Agreement was signed) that, as of the date of such opinion and based upon and subject to the assumptions, factors and limitations set forth therein, the per Share amount was fair, from a financial point of view, to the Company's shareholders, other than the Purchaser, the Westfield Affiliates and Merger Sub;

    (7) the benefits of the transaction being structured as an immediate cash tender offer for all of the Shares, without any financing contingency, thereby enabling the public shareholders of the Company the opportunity to obtain cash for all of their Shares at the earliest possible time and the fact that the per Share consideration to be paid in the Offer and the Merger is the same;

    (8) the provisions of the Merger Agreement that ensured that the Company's shareholders would continue to receive regular quarterly cash dividends, or a PRO RATA portion thereof, with respect to their Shares, until the conclusion of the Offer;

    (9) the terms of the Merger Agreement, including (a) the ability of the Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement to permit the Company to enter into an alternative transaction with a third party and (b) a cost reimbursement arrangement of no more than $5.0 million in lieu of a typical break-up fee;

    (10) the fact that if a merger transaction with the Purchaser was not negotiated and the Company remained a publicly held corporation, it is possible that, because of a decline in the market price of the Shares or the stock market in general, the price that might be received by the holders of the Shares in the open market or in a future transaction might be less than the $16.25 per Share price to be received by the Company's shareholders in connection with the Offer and the Merger; the Special Committee considered the fact that after the Effective Time of the Merger, the holders of the Shares will not participate in the future growth of the Company; and, because of the risks and uncertainties associated with the Company's future prospects, and the fact that this detriment was not quantifiable, the Special Committee concluded that obtaining a cash premium for the Shares in the Offer was preferable to the alternative of a speculative potential future return for the holders of the Shares;

    (11) the terms of the Merger Agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations;

    (12) the high likelihood that the proposed acquisition would be consummated, in light of the fact that there are no unusual requirements or conditions to the Offer, the Offer and the Merger are not subject to any regulatory approval requirements or financing contingencies and the Purchaser has the financial resources to consummate the Offer and the Merger expeditiously;

    (13) the conflicts of interest of certain directors and officers of the Company discussed below under "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger";

    (14) the fact that appraisal rights will be available to the holders of Shares under Missouri law in connection with the Merger;

    (15) the financial terms of the understanding between the Purchaser and SCPG as set forth in "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer" relating to a modification of the rights and privileges of the Series C Preferred Shares of the Company owned by SCPG and the proposed agreement among SCPG, the Company and the Purchaser, which provides that, subject to certain conditions, SCPG will waive any rights it may have with respect to certain provisions of the Series C Preferred Shares and will not convert such Series C Preferred Shares into shares of Common Stock prior to the Effective Time of the Merger; and

    (16) the obligation of the Company as set forth in the Merger Agreement, for a period of one year following the Effective Time of the Merger, to value the shares of Common Stock at no less than the Offer Price for purposes of determining the cash amount payable to holders of partnership common units or investor unit rights of the Company's operating partnership, Westfield America Limited Partnership (the "Operating Partnership"), upon redemption of those units, and the agreement of the Company that no such redemption will be satisfied using shares of Common Stock if such shares are not publicly traded at the time of the redemption.

    THE BOARD. The Board believes that consideration of the Offer and the Merger was procedurally fair because, among other things: (i) the Special Committee consisted of independent directors appointed by the Board to represent solely the interests of the Company's shareholders (other than the Purchaser and the Westfield Affiliates); (ii) the Special Committee retained and was advised by a nationally recognized financial advisor, Lehman, in evaluating the proposed transaction; (iii) of the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger; (iv) the $16.25 per Share cash purchase price, together with the continued payment of regular quarterly dividends (or PRO RATA portions thereof) until the conclusion of the Offer; and (v) the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the respective advisors of the Special Committee and the Purchaser.

    The Board believes that sufficient procedural safeguards to ensure the fairness of the transaction and to permit the Special Committee to effectively represent the interests of the holders of the Shares were present, and therefore, there was no need to retain any additional unaffiliated representative to act on behalf of the holders of the Shares in view of:
(i) the unaffiliated status and the experience of the members of the Special Committee whose sole purpose was to represent the interests of the holders of the Shares (other than the Purchaser and the Westfield Affiliates) and retention by the Special Committee of Lehman and independent legal advisors; and (ii) the fact that the Special Committee, even though consisting of directors of the Company and therefore not completely unaffiliated with the Company, is a mechanism well recognized under law to ensure fairness in transactions of this type.

    Neither the Special Committee nor the Board considered the book value or the liquidation of the Company's assets as meaningful measures of the fair value of the Shares and neither considered liquidation to be a viable course of action. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger.

    The Board and the Special Committee recognized that, even if no Shares are purchased in the Offer, the Purchaser and its affiliates will have sufficient voting power to approve the Merger without the affirmative vote of any other shareholders of the Company. In negotiating the Merger Agreement, the Special Committee sought to condition consummation of the Offer upon, among other things, the acceptance of the Offer by at least two-thirds of the outstanding Shares not owned by the Purchaser and its affiliates (the "minimum condition"). The Special Committee was advised by the Purchaser's representatives that such a condition would materially and adversely affect the Purchaser's ability to obtain the funds necessary to consummate the Offer and the Merger in the manner contemplated by the Purchaser. In view of that effect on the Purchaser's ability to obtain financing for the Offer and the Merger, the Purchaser's representatives advised representatives of the Special Committee that if the Offer were to be conditioned upon the acceptance of the Offer by two-thirds of public shareholders, then the Purchaser would also require that the Offer be conditioned upon obtaining the necessary financing to complete the Offer and the Merger. In its deliberations, the Special Committee concluded that the "minimum condition" was less important than the high likelihood of consummation that could be jeopardized if the Offer were conditioned upon financing. Accordingly, the Special Committee agreed that consummation of the Offer would not be conditioned upon acceptance of the Offer by any threshold percentage of the Shares held by unaffiliated shareholders.

    The foregoing discussion of the information and factors considered and given weight by the Special Committee and the Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Board.

    THE BOARD, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, (1) HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS (OTHER THAN THE PURCHASER AND THE WESTFIELD AFFILIATES), (2) HAS UNANIMOUSLY APPROVED THE MERGER, THE OFFER AND THE MERGER AGREEMENT AND (3) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

    GENERAL

    The Special Committee engaged Lehman to act as its financial advisor in connection with the proposed Offer and Merger. On February 14, 2001, at a meeting of the Special Committee held to evaluate the Offer and the Merger, Lehman rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated February 14, 2001, that, as of such date, from a financial point of view, the cash consideration of $16.25 per Share to be offered to the Company's shareholders (other than the Purchaser, the Westfield Affiliates and Merger Sub) in connection with the proposed transaction was fair to such shareholders.

    THE FULL TEXT OF THE OPINION OF LEHMAN, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS CONTAINED IN THE SCHEDULE 14D-9 AND THE PURCHASER'S TENDER OFFER STATEMENT ON SCHEDULE TO FILED WITH THE COMMISSION IN CONNECTION WITH THE OFFER AND IS INCORPORATED HEREIN BY THIS REFERENCE. THE DESCRIPTION OF THE LEHMAN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN OPINION. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

    LEHMAN'S OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE SPECIAL COMMITTEE AND THE BOARD IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED TRANSACTION. LEHMAN'S OPINION IS NOT A RECOMMENDATION TO THE COMPANY'S SHAREHOLDERS AS TO HOW SUCH SHAREHOLDERS SHOULD RESPOND TO THE OFFER OR VOTE ON THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR ANY MATTER RELATED THERETO. LEHMAN WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, THE COMPANY'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE OFFER AND THE MERGER.

    In arriving at its opinion, Lehman reviewed and examined, among other things:

    - the Merger Agreement and the specific terms of the Offer and the Merger;

    - publicly available information concerning the Company that Lehman believed to be relevant to its analysis, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2000,
      June 30, 2000 and September 30, 2000, and the Company's earnings release for the quarter ended December 31, 2000;

    - financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman by the Company;

    - a trading history of the Common Stock from May 16, 1997 to February 13, 2001, and a comparison of that trading history with those of other companies that Lehman deemed relevant;

    - a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman deemed relevant;

    - a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Lehman deemed relevant;

    - a summary of the terms relating to proposed amendments to the certificates of designation of the Series C Preferred Shares held by SCPG; and

    - publicly available reports prepared by third party research analysts regarding the future financial performance of the Company.

    In addition, Lehman had discussions with the management of the Company concerning the Company's business, operations, assets, financial condition and prospects, and undertook such other studies, analyses and investigations that Lehman deemed appropriate.

    In arriving at its opinion, Lehman assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company provided to Lehman, upon advice of the Company, Lehman assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future performance of the Company. In arriving at its opinion, Lehman conducted only a limited physical inspection of the properties owned by the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, neither the Special Committee nor the Board authorized Lehman to solicit, and Lehman did not solicit, any indications of interest from any third parties with respect to the purchase of all or a part of the Company's business. Lehman's opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 14, 2001.

    No limitations were imposed by the Company or the Special Committee on the scope of Lehman's investigation or the procedures to be followed by Lehman in rendering its opinion. In arriving at its opinion, Lehman did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the cash consideration of $16.25 per Share to be offered to the Company's shareholders (other than the Purchaser, the Westfield Affiliates and Merger Sub) in the proposed transaction on the basis of the analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and the Purchaser. None of Lehman, the Company or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses could actually be sold.

    FINANCIAL ANALYSES

    Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman's opinion.

    The following is a summary of the material financial analyses used by Lehman in connection with providing its opinion to the Board and the Special Committee. Lehman performed a valuation of the Company using the following methodologies: stock trading analysis, comparable companies analysis, comparable transactions analysis, net asset value analysis, dividend discount analysis and analysis of third party research reports. Each of these methodologies, other than the comparable companies analysis and the comparable transactions analysis, was used to generate a range of reference values per share for the Company. The per share value ranges were then compared to the $16.25 per Share cash consideration to be offered to the Company's shareholders in the proposed transaction. The implied per share value ranges derived using the various valuation methodologies described above, as well as the comparable companies analysis and comparable transactions analysis, supported the conclusion that the consideration to be offered to the Company's shareholders (other than the Purchaser, the Westfield Affiliates and Merger Sub) was fair, from a financial point of view, to such shareholders.

    The various financial analyses noted above and the implied per share value ranges derived therefrom are included in the following table. This table should be read together with the more detailed descriptions set forth below. In particular, you should note that in applying the various valuation methods to the particular circumstances of the Company, and the proposed transaction, Lehman made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, Lehman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and the Purchaser. Accordingly, the analyses listed in the table and described below must be considered as a whole. The table alone does not constitute a complete description of the financial and comparative analyses. Considering the implied per share value ranges without considering the narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman's opinion.

                                              SUMMARY DESCRIPTION OF             IMPLIED VALUE
VALUATION METHODOLOGY                          VALUATION METHODOLOGY               PER SHARE
-------------------------------------  -------------------------------------  --------------------
Stock Trading Analysis                 Analysis of historical trading of the
                                       Company's Common Stock since initial
                                       public offering......................  $      12.31--$18.56

Net Asset Valuation Analysis           Net present valuation based upon
                                       market valuation of properties
                                       individually and settlement of
                                       liabilities..........................  $      15.34--$18.63

Dividend Discount Model Analysis       Valuation based on net present
                                       valuation of dividends on Company's
                                       Common Stock and assumed terminal
                                       value of Common Stock................  $      13.86--$19.33

Analysis of Third Party Research       Review of target prices and net asset
 Reports                               value estimates for the Company by
                                       selected analysts....................  $      13.82--$17.00
Consideration To Be Received by the
 Company's Public Shareholders in the
 Offer and Merger                                                             $16.25

    STOCK TRADING ANALYSIS. Lehman reviewed and analyzed the current and historical market prices and values of the Common Stock during the period from May 16, 1997 (the date of the Company's initial public offering) through February 13, 2001. The $16.25 per Share price to be paid in the Offer and the Merger represented a premium of approximately 14.7% over the closing price of the Shares, as reported on the NYSE, of $14.17 per Share as of the close of business on February 13, 2001, a premium of approximately 15.7% over the most recent one year trading average of $14.05 per Share and a premium of approximately 3.4% over the average price of the Shares of $15.72 per Share from May 16, 1997 until February 13, 2001.

    COMPARABLE COMPANIES ANALYSIS. The comparable company trading analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies. For this analysis, Lehman reviewed the public stock market trading multiples for selected regional mall real estate investment trusts ("REIT") with financial and operating characteristics that Lehman deemed to be comparable to the Company, including (i) CBL & Associates Properties, Inc., (ii) General Growth Properties, Inc., (iii) JP Realty Inc.,
(iv) The Macerich Company, (v) The Rouse Company, (vi) Simon Property
Group Inc. and (v) Taubman Centers Inc.

    Using publicly available information, Lehman calculated and analyzed each company's Net Debt to Firm Value Ratio, EBITDA to Firm Value Ratio, 2001 and 2002 FFO Multiples and Current Dividend Yield. Net Debt to Firm Value Ratio is derived by dividing a company's Net Debt (long-term debt minus cash on hand) by its Firm Value (sum of the market value of the common equity and the value of the preferred stock). EBITDA to Firm Value Ratio is derived by dividing a company's EBITDA (earnings before interest, taxes, depreciation and amortization expenses) by its Firm Value. The 2001 and 2002 FFO Multiples are derived by dividing a company's 2001 or 2002 FFO estimates (defined by The National Association of Real Estate Investment Trusts as "net income" computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation of real property, and after adjustments for unconsolidated entities in which the subject REIT holds an interest) by its current share price. The 2001 and 2002 FFO estimates are based on those published by First Call Corporation. Current Dividend Yield is derived by dividing a company's current annualized dividend by its current share price. This analysis indicated that current ranges of multiples derived from the comparable companies were: (i) Net Debt to Firm Value: 47.9% to 65.4%; (ii) EBITDA to Firm Value: 7.4% to 9.9%;
(iii) projected 2001 and 2002 FFO Multiples of: 6.7x to 8.2x, and 6.1x to 7.2x respectively; and (iv) dividend yield: 5.1% to 10.7%. Lehman's analysis indicated that at the offer price of $16.25 per Share, the Company's Net Debt to Firm Value was 60.4%, EBITDA to Firm Value was 8.0%, projected 2001 and 2002 FFO was 8.5x and 8.1x, respectively and dividend yield was 9.1%. Accordingly, each of the valuation measures put the Company in the middle or at the top of its comparable universe with only one of the comparable companies having a lower ratio of EBITDA to Firm Value and no comparable company having a higher 2001 or 2002 FFO multiple.

    Because of the inherent differences between the corporate structure, businesses, operations and prospects of the Company and the corporate structure, businesses, operations and prospects of the companies included in the comparable company groups, Lehman believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and the companies in the comparable companies analysis that would affect the public trading values of the Company and such comparable companies.

    COMPARABLE TRANSACTIONS ANALYSIS. The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman reviewed certain publicly available information on two regional mall portfolio transactions which it determined to be the only recent transactions comparable to the proposed transaction. Lehman's universe of comparable transactions included all transactions that were announced in the previous year in which a portfolio of regional malls was sold for aggregate consideration of over $1.0 billion. The transactions were the September 2000 purchase by Rodamco North America N.V. of Urban Shopping Centers, Inc. for a total consideration of $3.4 billion and the $1.225 billion acquisition by CBL & Associates Properties, Inc. of 21 regional malls and two associated centers owned by the Richard E. Jacobs Group, Inc. announced in September 2000.

    For each transaction, Lehman compared the EBITDA Capitalization Rate, defined as the ratio of EBITDA to Firm Value, against the corresponding value for the proposed transaction. The Rodamco transaction had an EBITDA Capitalization Rate of approximately 7.6%, the CBL & Associates Properties, Inc. transaction had an EBITDA Capitalization Rate of approximately 10.7%, and the proposed Company transaction has an EBITDA Capitalization Rate of 8.0%.

    Lehman also compared the premium paid for Urban Shopping Centers shares one day prior to the announcement of such transaction, 39%, to the 14.7% premium offered in the proposed Company transaction (one day prior to announcement). As the Richard E. Jacobs Group Inc. was a private company, an equivalent measure of market price was not available for that transaction.

    Lehman explained the large variances in the parameters by noting that the quality of the assets of the target companies differed significantly. In particular the Urban Shopping Centers had a 93.1% occupancy rate, the Richard E. Jacobs Group Inc. an 87% occupancy rate and the Company a 94% occupancy rate. Sales per square foot for the Urban Shopping Centers, Richard E. Jacobs Group Inc. and the Company were $429, $303 and $354, respectively. Both sales per square foot and occupancy rate are used in the industry as indications of the performance and quality of a regional mall. These data points for the Company, taken together and in conjunction with those of the comparable transactions listed above, indicate that it is reasonable that the EBITDA Capitalization Rate for the Company is within the range of those for the comparable transactions. Therefore, Lehman concluded that the premium and the EBITDA Capitalization Rate on the proposed transaction are consistent with the comparable transactions when considered in the context of the different quality of each of the portfolios.

    Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Company and the acquired businesses analyzed, Lehman believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of each of these transactions and the transactions contemplated by the Merger Agreement involving the Company.

    NET ASSET VALUE ANALYSIS. Lehman analyzed a scenario in which the Company would sell each of its properties individually and then settle its liabilities, including the repayment of certain of its preferred stock at liquidation value.

    For stabilized properties, the standard method of determining market value is to apply an NOI Capitalization Rate to each property's forward 12 months projected net operating income ("NOI"). "NOI" means the revenues from a property less expenses incurred in the operation of that property. The NOI Capitalization Rate describes a purchaser's theoretical yield in the first year of operation after purchasing a property. More specifically, as properties are generally valued on the future NOI that they may produce, the property's future NOI divided by its NOI Capitalization Rate will determine the property's value. Lehman determined the NOI Capitalization Rate for each property based on several factors, including:

    - age of asset and physical condition;

    - tenant quality;

    - demographic statistics of the property's trade area;

    - mix and quality of anchor/department stores;

    - productivity of mall stores (sales per square foot); and

    - future growth and expansion potential of the property.

    For each property Lehman applied a midpoint NOI Capitalization Rate to determine the base case and then increased and decreased the capitalization rate by 25 basis points to come up with downside and upside valuations. Estimates of forward 12 months projected NOI for each property was provided to Lehman by the Company. For those properties under development, Lehman used a range of values that represented the land or "as is" appraised values of the properties and varied that value by plus or minus five percent for the downside and upside valuation.

    The analysis produced an aggregate net asset value for all of the Company's properties of $15.34-$18.63 per share. This represented an NOI Capitalization Rate of 9.1% and 8.6%, respectively, on the portfolio. The midpoint NOI Capitalization Rates on the individual centers ranged from a low of 7.5% to a high of 12.5%.

    While the consideration of $16.25 per Share offered in the proposed transaction is 4.1% lower than the base case net asset value of $16.94 per Share, Lehman believed that a discount to the midpoint net asset value is reasonable for the following reasons, among others:

    - the consideration that shareholders will receive in the proposed Company transaction is cash and therefore requires no valuation discount or time value discount whereas an orderly liquidation of the Company could take from six months to two years to complete; and

    - the Company's external advisory structure means that the Company's shareholders do not get all of the benefits of increased property performance and improvements in operating margins or economics of scale. Specifically, the Company pays incentive fees to third parties to manage, lease, develop and redevelop its properties. Therefore, as NOI at a property increases, a portion of this increase is paid to these third parties as incentive fees.

    DIVIDEND DISCOUNT MODEL. Lehman performed a dividend discount analysis pursuant to which the value of the Company was established by adding (i) the net present value of the Company's future stream of dividend payments to the Company's shareholders for the years 2001 through 2003, plus (ii) the estimated net present value of the terminal value of the Company at the end of 2003. Lehman assumed a terminal value of the Shares at the end of 2003 by applying an assumed terminal multiple of 7.4x (based on the Company's estimate of FFO in 2001 of $1.92 per Share and a closing price per Share on February 13, 2001 of $14.17). The assumed terminal multiple was then applied to the Company's projected 2004 FFO.

    To determine net present value, Lehman used a discount rate of 13% per annum based on its estimate of the Company's cost of equity.

    Lehman also performed a sensitivity analysis on the dividend discount model by varying its assumptions of the cost of equity from 12% to 14% and the terminal FFO multiple from 5.9x to 8.8x (10% above and below the Company's 2001 FFO multiple of 7.4x). The dividend discount analysis suggested a value per Share range of $13.86 to $19.33. The consideration offered in the proposed transaction ($16.25) is within this range.

    THIRD PARTY RESEARCH. Lehman reviewed the target prices and/or net asset value estimates for the Company as reported by the equity research analysts at Lehman, Prudential Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Dean Witter & Company. The 12 month target prices and net asset values set by such firms were in a range of $14.78 to $17.71 per Share. The consideration offered in the proposed transaction ($16.25) is within this range.

INFORMATION REGARDING THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

    Lehman is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Lehman because of its expertise, reputation and familiarity with the Company and the real estate industry in general and because its investment banking professionals have substantial experience in transactions similar to the proposed transaction.

    Pursuant to a letter agreement, the Company has agreed to pay Lehman an opinion fee equal to $1,000,000 which was payable upon delivery of the opinion. The Company also agreed to pay Lehman an additional fee of $500,000 upon the delivery of any subsequent opinion or if Lehman provides any additional services. As a result of additional services requested by the Special Committee relating to the transaction with SCPG, the Company has agreed to pay the additional fee. The fees paid or payable to Lehman are not contingent upon the contents of the opinion delivered. In addition, the Company has agreed to reimburse Lehman for its reasonable out-of-pocket expenses up to $50,000, subject to certain limitations, and to indemnify Lehman and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, Lehman may actively trade in the securities of the Company, Westfield America Trust and their respective affiliates for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

POSITION OF THE PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

    The Purchaser believes that the consideration to be received by the Company's shareholders (other than the Purchaser and the Westfield Affiliates) pursuant to the Offer and the Merger is fair to and in the best interests of the Company's shareholders (other than the Purchaser and the Westfield Affiliates). The Purchaser bases its belief on the following factors:

    (1) the conclusions and recommendations of the Special Committee that each of the Offer and the Merger is fair to, and in the best interests of, the Company's shareholders (other than the Purchaser and the Westfield Affiliates);

    (2) the fact that the Offer and the Merger and the other terms and conditions of the Merger Agreement were the result of arm's-length, good faith negotiations between the respective advisors of the Special Committee and the Purchaser;

    (3) the factors referred to above as having been taken into account by the Special Committee and the Board, including that the Special Committee received an opinion from Lehman that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the $16.25 per Share in cash to be received by the holders of the Shares (other than the Purchaser and the Westfield Affiliates) in the Offer and the Merger was fair from a financial point of view to such shareholders;

    (4) the historical and projected financial performance of the Company;

    (5) that the consideration to be paid in the Offer represents a premium of 14.7% over the closing price of the Common Stock on the NYSE on February 13, 2001, the trading day prior to the submission of the Purchaser's final contingent offer, a premium of 12.6% over the prior one-month average closing sale price on the NYSE and a premium of 15.7% over the prior one-year average closing sale price on the NYSE;

    (6) that a financial presentation submitted to the Purchaser Board Committee, by its financial advisor, Merrill Lynch, analyzing, from a financial point of view, the $16.25 per Share, net in cash, offered to the holders of the Shares pursuant to the Offer and the Merger, including that:

       (a) the implied per share valuation range of the Common Stock is approximately $12.79 to $15.47 per Share based upon projected 2001 funds from operations multiples (based on First Call Corporation estimates) of each of Simon Property Group, Inc., General Growth Properties, Inc., The Rouse Company, The Macerich Company and Taubman Centers, Inc., regional mall REITs (the "Regional Mall REITs") comparable to the Company (the "FFO Valuation"),

       (b) the implied per share valuation range of the Common Stock is approximately $12.19 to $16.46 based upon projected 2001 adjusted funds from operations multiples (based on published reports from Merrill Lynch Equity Research and adjusted to reflect Merrill Lynch Equity Research estimates of capital expenditures and variable-rate debt subsidy deductions) of each of the Regional Mall REITs (the "Adjusted FFO Valuation"),

       (c) the fact that the consideration to be paid in the Offer and the Merger was well within the per share valuation range of the Common Stock as determined by the Adjusted FFO Valuation,

       (d) an estimate of the Company's Net Asset Value at February 14, 2001 is between $13.89 and $16.75,

       (e) in the 12 months preceding the Purchaser's final contingent offer to the Company, 73% of all trades of the Common Stock were at market prices at or below $14.40; and

    (7) the last trading date that the Company's Share price closed above the Offer Price was in June 1999.

    See "SPECIAL FACTORS--Summary of Financial Analyses Performed by Merrill Lynch, Pierce, Fenner & Smith Incorporated."

    In view of the wide variety of factors considered in connection with its respective evaluations of the Offer and the Merger, the Purchaser did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its conclusions as to fairness. The Purchaser was of the view that the best measure of the Company's value would be based on the continued operation of the Company as a going concern. Therefore, the Purchaser believed that neither the book value nor the liquidation value of the Company's assets were meaningful measures of the fair value of the Shares, and no appraisal of liquidation value was sought for purposes of valuing the Shares.

    The foregoing discussion of the information and factors considered and given weight by the Purchaser is not intended to be exhaustive but is believed to include all material factors considered by the Purchaser.

SUMMARY OF FINANCIAL ANALYSES PERFORMED BY MERRILL LYNCH, PIERCE, FENNER & SMITH
  INCORPORATED

    THE PURCHASER'S FINANCIAL ADVISOR. The Purchaser retained Merrill Lynch to act as its financial advisor, and not the advisor to or agent of any other person, in connection with a potential proposal by the Purchaser to acquire the publicly held Shares. In connection with that engagement, the Purchaser request that Merrill Lynch perform certain valuation analyses with respect to the Shares and make a presentation to the Purchaser Board Committee at its February 14, 2001 meeting. The Purchaser did not request that Merrill Lynch provide an opinion as to the fairness of the Offer to the Purchaser or its shareholders, the Company or the holders of the publicly traded Shares or perform any independent examination or investigation of the Company's business or assets. MERRILL LYNCH'S PRESENTATION DOES NOT CONSTITUTE A RECOMMENDATION TO THE HOLDERS OF THE SHARES AS TO WHETHER SUCH SHAREHOLDERS SHOULD OR SHOULD NOT TENDER THEIR SHARES PURSUANT TO THE OFFER. The Company had no role in the Purchaser's selection of Merrill Lynch or in formulating any of the terms under which Merrill Lynch was to prepare its presentation.

    In preparing its presentation, Merrill Lynch, among other things:

    (1) reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

    (2) reviewed certain information relating to the business, earnings, cash flow, assets and prospects of the Company furnished to Merrill Lynch by members of the Purchaser's management who monitor the operations of the Company;

    (3) conducted discussions with members of the Purchaser's management who monitor the operations of the Company concerning the matters described in clauses (1) and (2) above, as well as the Company's business and prospects;

    (4) reviewed the historical market prices and trading activity for the Shares and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; and

    (5) reviewed the results of operations of the Company and compared them with those of certain companies which Merrill Lynch deemed to be relevant and took into account such other matters as Merrill Lynch deemed necessary or appropriate, including its assessment of general economic, market and monetary conditions.

    In preparing its presentation, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking any independent evaluation or appraisal of the assets or liabilities of the Company. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company. The Merrill Lynch presentation was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and the information made available to Merrill Lynch as of, the date thereof. In preparing the Merrill Lynch presentation, Merrill Lynch had only limited access to the management of the Company.

    At the February 14, 2001 meeting of the Purchaser Board Committee, Merrill Lynch, in order to assist the Purchaser Board Committee in its consideration of the Offer and the Merger, delivered a presentation analyzing, from a financial point of view, the $16.25 per Share, net in cash, offered to the holders of the Shares pursuant to the Offer and the Merger. In delivering its presentation to the Purchaser Board Committee, Merrill Lynch discussed certain financial and comparative analyses and other matters it deemed relevant. Among various analyses that Merrill Lynch presented to the Purchaser Board Committee were the following:

    NET ASSET VALUATION ANALYSIS. Merrill Lynch performed a net asset valuation for the Company based upon an aggregate real estate valuation of the Company's properties, an estimate of the current value for the Company's other assets and liabilities, and an estimate of the Company's debt balances as of December 31, 2000. This valuation incorporated an assumption that $300 million of the Company's debt would be reduced from the proceeds of the issuance of
20.7 million additional shares of Common Stock issued pursuant to the Stock Subscription Agreement (as hereinafter defined). In addition, this valuation reduced from the aggregate real estate valuation the present value of advisory fees payable by the Company to Westfield Holdings in the amount of $168.9 million. The real estate valuation utilized projections prepared by the Purchaser's management for the calendar year 2001 and actual results for year 2000. For the operating portfolio of the Company, the valuation utilized the direct capitalization method on estimated 2001 property net operating income and took into consideration a range of capitalization rates, recent property appraisals and property discounted cash flow analyses. These calculations indicated a per share net asset valuation range for the Common Stock of approximately $13.89 to $16.75, and an adjusted net asset valuation range for the Common Stock of approximately $9.39 to $12.25. The adjusted net asset valuation range was determined by adjusting the net asset valuation range to account for approximately $448.9 million of taxes estimated by the Purchaser's management to be payable by the Company in the event of the sale of all of the Company's properties.

    DISCOUNTED CASH FLOW ANALYSES. Merrill Lynch performed a discounted cash flow analysis of the Company, which is an analysis of the present value of the projected levered cash flows, of the Company for the years 2001 through 2004, inclusive, based upon projections provided by Merrill Lynch Equity Research using discount rates reflecting an equity cost of capital ranging from 14.0% to 18.0% and using terminal value multiples of projected calendar year 2004 funds from operations ranging from 7.0x to 9.0x. This analysis also incorporated a reduction of $0.27 per share to the implied present value per share of the Common Stock to account for the dilutive effect of the shares of Common Stock issued pursuant to the Stock Subscription Agreement. This analysis indicated a range of implied present values per share of the Common Stock of approximately $13.71 to $18.41.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information and estimates of future financial results published by First Call Corporation and Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for the Company with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of regional mall properties. For the purpose of its analysis, the following companies were used as comparable companies to the Company:

    - Simon Property Group, Inc.

    - General Growth Properties, Inc.

    - The Rouse Company

    - The Macerich Company

    - Taubman Centers, Inc.

    Merrill Lynch's calculations resulted in the following relevant multiples and percentages of the market value, as applicable, for the comparable companies:

                                                      FFO 2001E   AFFO 2001E     NAV
                                                      ---------   ----------   --------
Maximum.............................................    8.2x        10.2x        98.1%
Mean................................................    7.3x         8.4x        83.8%
Minimum.............................................    6.8x         7.6x        74.3%

    "FFO 2001E" means funds from operations for the year 2001 based on First Call Corporation estimates. "AFFO 2001E" means funds from operations for the year 2001 based on published reports from Merrill Lynch Equity Research and adjusted to reflect Merrill Lynch Equity Research estimates of capital expenditures and variable-rate debt subsidy deductions. "NAV" means net asset value per share based on published reports from Merrill Lynch Equity Research. For the purposes of this analysis, market value was calculated as the sum of the market value of the common stock of the REIT being analyzed assuming conversion into common stock of the operating partnership units and any underlying operating partnership units, in each case, not held by the REIT and all outstanding convertible securities. This analysis also incorporated a reduction of $0.27 per share to the implied present value per share of the Common Stock to account for the dilutive effect of the Common Stock issued pursuant to the Stock Subscription Agreement and the use of the proceeds from such issuance to reduce $300 million of the Company's outstanding debt. Based upon projected 2001 funds from operations multiples, Merrill Lynch estimated an implied per share valuation range of the Common Stock of approximately $12.79 to $15.47. Based upon projected 2001 adjusted funds from operations multiples, Merrill Lynch estimated an implied per share valuation range of the Common Stock of approximately $12.19 to $16.46. Based upon the net asset value per share percentage ranges of the comparable companies, Merrill Lynch estimated an implied per share valuation range of the Common Stock of approximately $12.96 to $17.20.

    No public company utilized as a comparison is identical to the Company. An analysis of publicly traded companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or the company to which they are being compared. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading volume of the comparable companies, as well as that of the Company. In addition, the multiples and percentages of market value are based on projections and estimates prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in preparing its February 14, 2001 presentation. The preparation of the presentation made by Merrill Lynch is a complex process and is not susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying the Merrill Lynch presentation. Merrill Lynch did not assign relative weights to any of its analyses in preparing its presentation. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Westfield America Trust, the Purchaser, the Company and Merrill Lynch and involve the application of complex methodologies and educated judgment. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

    The Purchaser retained Merrill Lynch on the basis of its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm which, as a part of its investment banking business, regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory services to the Purchaser and the Company and has been compensated for such services. Merrill Lynch also acted as underwriter for the Company in connection with the Company's initial public offering. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the equity securities of Westfield America Trust and the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    A written version of Merrill Lynch's presentation is filed as Exhibit (c)(4) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission, and the foregoing summary is qualified in its entirety by reference to such exhibit. For a description of the fees payable to Merrill Lynch in connection with its engagement, See "THE TENDER OFFER--Section 13. Certain Fees and Expenses."

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF THE PURCHASER FOR
  THE OFFER AND THE MERGER

    The purpose of the Offer and the Merger is for the Purchaser and the Westfield Affiliates to increase their collective ownership of the outstanding Common Stock from approximately 77.5% to 100% (other than a DE MINIMIS number of shares to be held by specified holders in order to maintain the Company's status as a REIT for U.S. federal tax purposes). Upon the consummation of the Merger, subject to the exception noted in the preceding sentence, the Common Stock will be wholly-owned by the Purchaser and the Westfield Affiliates, thereby simplifying the Purchaser's holding company structure and furthering its ability to combine the Company's operations with its own.

    The Purchaser believes that the stock market conditions for United States REITs are likely to continue to make it difficult for the Company to raise capital in the United States, whether through the capital markets in general or via the subscription for new equity of the Company by the Purchaser.

    The Purchaser in considering the position of Westfield America Trust, which was originally established in Australia as a vehicle for the sole purpose of investing in the Company, believes that this situation has the potential to restrict the ability of the Company, and therefore the Purchaser, to take advantage of new investment opportunities. As a result of the Offer and the Merger, the market capitalization of Westfield America Trust in Australia will increase to in excess of A$2.0 billion, thus increasing Westfield America Trust's S&P/ASX 200 Property Index weighting and consequently increase its liquidity and the Purchaser's ability to fund acquisitions. The Offer and Merger will allow the Purchaser to take advantage of future investment opportunities as they arise using capital that the Purchaser is able to raise in Australia.

    The Purchaser believes that the Offer and the Merger will simplify its structure and operations, eliminating the current disparity between the U.S. market valuation of the Company and the Australian market valuation of Westfield America Trust and facilitating the alignment of the payout ratios between the Company and Westfield America Trust.

    The acquisition of Shares not owned by the Purchaser and the Westfield Affiliates has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Common Stock of the Company not owned by the Purchaser and the Westfield Affiliates from the public shareholders to the Purchaser and provide those shareholders with cash for all of their Shares. The Purchaser noted that proceeding with the Offer and the Merger at this time would also afford the Company's shareholders an opportunity to dispose of their Shares at a premium over market prices prior to the announcement of the Purchaser's initial proposal.

    As a privately held corporation, the Company will reduce its commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with its obligations and reporting requirements under the securities laws, including the costs of preparing, printing and mailing annual reports and proxy statements, the fees and expenses of a transfer agent and registrar, and the costs associated with its investor relations activities.

    See "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer" below for a discussion of the effect of the Offer and the Merger.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
OFFER

    Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement (including approval, if required, of the Company's shareholders), the Purchaser intends to cause Merger Sub to merge with and into the Company in accordance with the applicable provisions of the MGBCL and the DGCL. See "SPECIAL FACTORS--The Merger Agreement." Except as otherwise described in this Offer to Purchase, the Purchaser has no current plans or proposals or negotiations which relate to or would result in: (i) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company; (iii) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or (iv) any other material change in the Company's corporate structure or business.

    Pursuant to the Merger Agreement, the Company's shareholders will continue to receive their regular quarterly cash dividends, or PRO RATA portions thereof, with respect to the Shares until the conclusion of the Offer. Following the completion of the Offer and prior to consummation of the Merger, no further dividends will by paid by the Company with respect to the Shares. See "THE TENDER OFFER--Section 6. Price Range of the Shares; Dividends."

    Following consummation of the Offer and prior to the Merger, the Purchaser does not intend to seek to change, in any material respect, the manner in which the Company has operated in the past. The Purchaser does not contemplate making any changes to arrangements between the Company and Westfield America Trust, or to the Company itself, between the closing of the Offer and the effectiveness of the Merger.

    The Purchaser may, however, initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and integrate the activities of the Company and the Purchaser. The Purchaser expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

    The direct and indirect interest of the Purchaser and the Westfield Affiliates in the Company's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Except as set forth below with respect to the Company's preferred stock, following consummation of the Merger, the Purchaser's and the Westfield Affiliates' collective direct interest in such items will increase to 100% (other than a DE MINIMIS number of shares to be held by specified holders in order to maintain the Company's status as a REIT for U.S. federal tax purposes) and the Purchaser and the Westfield Affiliates will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value and the right to elect all members of the Board. Similarly, except as set forth below, the Purchaser and the Westfield Affiliates will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon consummation of the Offer and the Merger, the Company will become a privately held corporation and the Shares will no longer be listed on the NYSE. In addition, the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is expected to be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Accordingly, following the Merger, there will be no publicly traded Shares of the Company outstanding and therefore shareholders tendering in the Offer will not have the opportunity to participate directly in the earnings and growth of the Company after the completion of the Offer. See "THE TENDER OFFER--Section 7. Effect of the Offer on the Market for the Shares."

    PREFERRED SHARES AND WARRANTS OF THE PURCHASER

    In addition to the Shares acquired under the Offer, the Purchaser will continue to hold shares of preferred stock and warrants in the Company, as the surviving corporation, after consummation of the Merger.

    The Purchaser currently owns 940,000 shares of Series A cumulative redeemable preferred stock (the "Series A Preferred Shares"); 270,000 shares of Series B cumulative redeemable preferred stock (the "Series B Preferred Shares"); 416,667 shares of Series D cumulative convertible redeemable preferred stock (the "Series D Preferred Shares"); 138,889 shares of Series D-1 cumulative convertible redeemable preferred stock (the "Series D-1 Preferred Shares"); and 477,778 shares of Series E cumulative convertible redeemable preferred stock (the "Series E Preferred Shares") of the Company and three warrants to purchase an aggregate of 11,175,648 shares of Common Stock.

    As soon as practicable following the Merger, pursuant to an agreement between the Purchaser and SCPG, the Purchaser will cause the Company, as the surviving corporation, to amend the terms of the Series A Preferred Shares and Series B Preferred Shares to provide that such preferred shares will be convertible into capital stock of the Company, with terms substantially the same as common stock of the Company, as the surviving corporation, and to subordinate such shares to a new series of preferred stock, the Series G cumulative convertible redeemable preferred stock (the "Series G Preferred Shares"), of the Company, as the surviving corporation, to be issued to SCPG. In addition, following the Merger, the Purchaser will convert the Series D Preferred Shares it owns into common stock of the Company, as the surviving corporation. Each Series D Preferred Share is convertible into 10 shares of common stock of the Company, as the surviving corporation. With respect to the Purchaser's other preferred shares, the Purchaser will cause the Company, as the surviving corporation, to amend the terms of the Series D-1 Preferred Shares and the Series E Preferred Shares to be substantially the same as those of the common stock of the Company, as the surviving corporation (the Series D-1 Preferred Shares and the Series E Preferred Shares, as amended, the "Junior Preferred Shares"), the terms of which are described below. See "--Series C Preferred Shares of SCPG" below for a discussion regarding the agreement between the Purchaser and SCPG and the Series G Preferred Shares.

    The current terms of each of the preferred shares owned by the Purchaser and the warrants owned by the Purchaser are described below.

    SERIES A PREFERRED SHARES

    The Company has designated 940,000 Series A Preferred Shares, of which 940,000 shares are issued and outstanding. Each Series A Preferred Share has a liquidation value of $100 per share and is entitled to an annual dividend equal to the greater of $8.50 and 6.2461 (adjusted for stock splits and similar matters) times the dividend paid on the Common Stock. The Series A Preferred Shares are to be paid dividends quarterly and before any dividends are paid to holders of Common Stock. Upon liquidation, dissolution or winding up of the Company, each Series A Preferred Share has the right to participate in the capital of the Company in the amount of $100, plus any accrued and unpaid dividends. The Series A Preferred Shares may be redeemed by the Company on or after July 1, 2003, at a redemption price of $100 per share, plus any accrued and unpaid dividends through the date of redemption. The Series A Preferred Shares do not have voting rights, other than as required by law or under the circumstances specified in the articles of incorporation of the Company.

    SERIES B PREFERRED SHARES

    The Company has designated 400,000 Series B Preferred Shares, of which 270,000 shares are issued and outstanding. The Series B Preferred Shares have substantially the same dividend, liquidation, redemption and voting rights as the Series A Preferred Shares, except that the amount of dividends is equal to the greater of $8.50 and 6.6667 (adjusted for stock splits and similar matters) times the dividend paid on the Common Stock. In addition, the Series B Preferred Shares may not be redeemed until May 21, 2004 or later.

    SERIES D PREFERRED SHARES

    The Company has designated 694,445 Series D Preferred Shares, of which 694,445 shares are issued and outstanding and 416,667 are owned by the Purchaser. Each Series D Preferred Share has a liquidation value of $180 per share and is entitled to an annual dividend equal to the greater of $15.30 and
10.0 (adjusted for stock splits and similar matters) times the dividend paid on the Common Stock. Under certain circumstances specified in the certificate of designation relating to the Series D Preferred Shares (the "Series D Certificate of Designation"), the Company must pay a dividend greater than it would otherwise be required to pay. The Series D Preferred Shares are to be paid dividends quarterly and before any dividends are paid to holders of Common Stock. Each Series D Preferred Share is currently convertible into 10 shares of Common Stock. Upon liquidation, dissolution or winding up of the Company, each Series D Preferred Share has the right to participate in the capital of the Company in the amount of $180, plus any accrued and unpaid dividends. The
Series D Preferred Shares may be redeemed by the Company, or at the option of the holder if the then current market price of the Shares is at or below the conversion price, on or after August 12, 2008, at a redemption price of $180 per share, plus any accrued and unpaid dividends through the date of redemption. In the event of a change in control of the Company, the holders of the Series D Preferred Shares can require the Company to redeem such preferred shares at a cost of $189, plus any accrued and unpaid dividends through the date of redemption. The Series D Preferred Shares do not have voting rights, other than as required by law or under the circumstances specified in the Series D Certificate of Designation.

    SERIES D-1 PREFERRED SHARES

    The Company has designated 138,889 Series D-1 Preferred Shares, of which 138,889 shares are issued and outstanding. The Series D-1 Preferred Shares have substantially the same dividend, liquidation, redemption, conversion and voting rights as the Series D Preferred Shares.

    SERIES E PREFERRED SHARES

    The Company has designated 477,778 Series E Preferred Shares, of which 477,778 shares are issued and outstanding. The Series E Preferred Shares have substantially the same dividend, liquidation, redemption, conversion and voting rights as the Series D Preferred Shares.

    WARRANTS

    The Purchaser also owns three warrants to purchase an aggregate of 11,175,648 shares of Common Stock of the Company. In July 1996, the Company issued a warrant to Perpetual Trustee Company Limited, former trustee of Westfield America Trust ("PTCL"). The warrant entitles the Purchaser, as the current trustee of Westfield America Trust, to purchase at any time, and from time to time, in whole or in part, 6,246,096 shares of Common Stock at an exercise price of $16.01 per share in cash, adjusted for stock splits, capital reconstructions and similar matters. This warrant expires on July 1, 2016. In May 1997, the Company issued a warrant to PTCL. The warrant entitles the Purchaser, as the current trustee of Westfield America Trust, to purchase at any time, and from time to time, in whole or in part, 2,089,552 shares of Common Stock at an exercise price of $15.00 per share in cash, adjusted for stock splits, capital reconstructions and similar matters. This warrant expires on May 21, 2017. In June 2000, the Company issued a warrant to the Purchaser entitling it to purchase at any time, and from time to time, in whole or in part, 2,840,000 shares of Common Stock at an exercise price of $19.42 per share in cash, adjusted for stock splits, capital reconstructions and similar matters. This warrant expires on June 1, 2025. Each of these warrants will remain outstanding after the Merger.

    JUNIOR PREFERRED SHARES

    After amendment of the Series D-1 Certificate of Designation and Series E Certificate of Designation following the Merger, there will be 6,166,670 Junior Preferred Shares outstanding (1,388,890 Series D-1 Preferred Shares and 4,777,780 Series E Preferred Shares). Unlike the current preferred shares of the Company, the Junior Preferred Shares will not have a preference with respect to dividends. Each Junior Preferred Share will be entitled to dividends equivalent to the amount declared with respect to a share of common stock of the Company, as the surviving corporation. The Junior Preferred Shares will not have a liquidation preference. Upon liquidation, dissolution or winding up of the Company, as the surviving corporation, holders of the common stock and the Junior Preferred Shares will be entitled to receive pro rata the assets of the Company, as the surviving corporation, legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock. Each Junior Preferred Share will be entitled to one vote and would vote with the common stock on all matters requiring the vote of the common stock and as otherwise required by law. The Junior Preferred Shares will not be redeemable by the Company, as the surviving corporation.

    PREFERRED SHARES OF WESTFIELD HOLDINGS LIMITED

    WAIPL, a subsidiary of Westfield Holdings, currently owns 277,778 Series D Preferred Shares of the Company. Pursuant to an agreement between the Purchaser and Westfield Holdings, the Purchaser and Westfield Holdings agreed to amend the terms of the Series D Preferred Shares after consummation of the Merger to be substantially the same as those of the Series G Preferred Shares. See--"Series C Preferred Shares of SCPG" below.

    SERIES C PREFERRED SHARES OF SCPG

    On February 14, 2001, the Purchaser and SCPG entered into an agreement (the "Transaction Agreement") pursuant to which the Purchaser agreed, after successful completion of the Merger, to cause the Company, as the surviving corporation, to enter into an exchange agreement with SCPG (the

"Exchange Agreement"). Pursuant to the Exchange Agreement, SCPG will exchange its Series C Preferred Shares for Series G Preferred Shares of the Company and, subject to the members of Westfield America Trust approving the issue of options for units in Westfield America Trust, accept the transfer of a special options deed for units in Westfield America Trust from the Company.

    SCPG holds an aggregate of 694,445 Series C Preferred Shares. The Series C Preferred Shares have substantially the same dividend, liquidation, redemption and conversion rights as the Series D Preferred Shares described above, except that the holders of the Series C Preferred Shares will be entitled to elect two directors if the Company fails to pay dividends on the Series C Preferred Shares for two consecutive quarters, and will be entitled to elect one director if the Company fails to pay dividends on the Company's Common Stock of at least $0.32 per share for two consecutive quarters. In addition, the Series C Preferred Shares are entitled to registration rights.

    The Series G Preferred Shares will have substantially the same rights as the Series C Preferred Shares. However, the Series G Preferred Shares will pay an annual dividend equal to the greater of 9.3% of the liquidation value of the preferred shares, increasing at 3% per annum (as compared to the current fixed dividend rate of 8.5% per annum on the Series C Preferred Shares), or the U.S. dollar equivalent of the distribution on the number of Westfield America Trust ordinary units into which the Series G Preferred Shares are then exchangeable. Upon issuance, each Series G Preferred Share will be convertible into 10 shares of Series A common stock (the "Series A Common Shares"), of the Company, as the surviving corporation. Subject to certain conditions, holders can require the Company to redeem the Series G Preferred Shares on August 31, 2002 and the last business day of May of 2004 and each year thereafter. The Series G Preferred Shares will be entitled to a one-tenth of a vote per Series G Preferred Share on all matters submitted to a vote of the holders of the common stock and Series A Common Shares of the Company, as the surviving corporation.

    If the Series G Preferred Shares are converted into Series A Common Shares, the holders of Series A Common Shares will be entitled to the same rights as the holders of the common stock of the Company, as the surviving corporation, except for dividend and voting rights. The Series A Common Shares will pay a dividend equal to the U.S. dollar equivalent of the distribution on the number of Westfield America Trust ordinary units into which such Series A Common Shares are then exchangeable. The holders of the Series A Common Shares will also be entitled to 1.10 votes per share on all matters submitted to a vote of the holders of the common stock.

    Under the special options deed of Westfield America Trust, the Series G Preferred Shares and the Series A Common Shares will be exchangeable for units in Westfield America Trust based on a fixed exchange ratio.

    The Transaction Agreement also provides that, as long as SCPG continues to hold, or has the right to obtain upon conversion of the Series G Preferred Shares, at least 33% of the number of shares of common stock of the Company, as the surviving corporation, into which such Series G Preferred Shares are convertible on the date of the closing under the Exchange Agreement, SCPG has the right to participate in future offerings of units in Westfield America Trust. SCPG has a similar right under the Exchange Agreement with respect to future equity offerings of the Company, as the surviving corporation. In addition, in the event that certain conditions specified in the Transaction Agreement are not satisfied, which would also allow either the Purchaser or SCPG to terminate the Transaction Agreement, the Purchaser must offer to purchase the Series C Preferred Shares currently owned by SCPG for 100% of the aggregate liquidation value of such preferred stock, or 105% if such conditions were not satisfied as a result of a willful violation by the Purchaser.

    Under the Transaction Agreement, the Purchaser has agreed to cause the Company, as the surviving corporation, to amend, upon closing of the Merger, the terms of the Series A Preferred Shares and Series B Preferred Shares of the Company to provide that such preferred shares would be convertible into capital stock with terms substantially the same as those of the common stock of the

Company, as the surviving corporation, and to convert such preferred shares upon the request of SCPG in accordance with the terms of the Transaction Agreement. The Purchaser has also agreed to subordinate such preferred shares to the Series G Preferred Shares. With respect to the Purchaser's other preferred shares in the Company, the Purchaser agreed, upon closing of the Merger, to convert the Series D Preferred Shares into common stock and amend the terms of Series D-1 Preferred Shares and Series E Preferred Shares to be substantially the same as common stock of the Company, as the surviving corporation.

    The Purchaser has agreed to reimburse SCPG for its reasonable internal and external costs and expenses incurred in connection with the Transaction Agreement and the Exchange Agreement as well as indemnify SCPG for any losses arising out of the Offer and the Merger.

    Under the Exchange Agreement, assuming the Merger has become effective, on August 31, 2002, SCPG has the right to require the Company, as the surviving corporation, to redeem a number of Series G Preferred Shares or Series A Common Shares, or a combination thereof, for cash up to $25,010,000 (the "Cash-Out Right"). Beginning in 2004 and each year thereafter, SCPG has the right to require the Company, as the surviving corporation, to redeem up to $25,010,000 of Series G Preferred Shares or Series A Common Shares, or a combination thereof, less in 2004 the amount with respect to which a Cash-Out Right had been exercised (each, a "Put Right"), but no more than an aggregate of $125,000,100 for all years, including any amount paid pursuant to the Cash-Out Right. With respect to SCPG's Put Rights, the Company, as the surviving corporation, can redeem such shares for cash or units in Westfield America Trust, the sale of which must raise net proceeds of at least $25,010,000.

    Upon the closing of the Exchange Agreement, SCPG's purchase agreements and registration rights agreement relating to the Series C Preferred Shares will be terminated.

    Concurrent with the execution of the Transaction Agreement, SCPG agreed to waive certain of its rights in connection with the Offer and the Merger (the "Waiver"), including its right to convert the Series C Preferred Shares into shares of Common Stock of the Company during the pendency of the Offer and the Merger. SCPG has also agreed not to undertake any sales of the Series C Preferred Shares covered by an effective registration statement of the Company.

    SIDE LETTER AGREEMENT

    To comply with certain covenants of the Purchaser in the Transaction Agreement, the Purchaser and Westfield Holdings entered into a side letter agreement under which Westfield Holdings agreed, upon the closing of the Merger, to undertake all actions necessary to maintain either (i) an independent board of directors of the Purchaser or (ii) an independent compliance committee of Westfield America Trust and an independent board of directors of the Company, as the surviving corporation. Westfield Holdings also consented, upon closing of the Merger, to the appointment of directors by SCPG to the Purchaser Board in certain specified circumstances under the Transaction Agreement and agreed not to take any action to remove such appointed directors.

    TAX INDEMNITY AGREEMENT

    The Purchaser and SCPG also entered into a tax indemnity and contest agreement (the "Tax Indemnity Agreement") to cover certain U.S. or non-U.S. tax liabilities that SCPG would not have incurred but for the transactions under the Transaction Agreement or the Exchange Agreement or SCPG's ownership or transfer of the Series G Preferred Shares or the Westfield America Trust units for which such shares are exchangeable, including:

    (1) the exchange of SCPG's Series C Preferred Shares for Series G Preferred Shares and the acceptance of the transfer of the special options deed for units in Westfield America Trust from the Company;

    (2) any conversion of the Series G Preferred Shares into Series A Common Shares of the Company, as the surviving corporation;

    (3) any sale of Westfield America Trust units immediately after an exchange of Series G Preferred Shares or Series A Common Shares for such units; and

    (4) certain exchanges of Series G Preferred Shares or Series A Common Shares for Westfield America Trust units and holding such units due to "business exigencies."

    SCPG would also be indemnified for certain tax liabilities attributable to units received in connection with its Put Rights under the Exchange Agreement.

    COOPERATION AGREEMENT

    On February 14, 2001, the Purchaser and Westfield Holdings entered into the Cooperation Agreement to facilitate the consummation of the Offer and the Merger. Under the Cooperation Agreement, Westfield Holdings agreed to prevent its subsidiaries from tendering their Shares in the Offer. Westfield Holdings also agreed to cause its subsidiaries to vote in favor of the Merger and to vote any units held by them in Westfield America Trust in favor of various proposals to be made to the members of Westfield America Trust relating to the Offer. Following the Merger, the Purchaser agreed to cause the Company, as the surviving corporation, to amend the terms of the Series A Preferred Shares and Series B Preferred Shares to provide that such preferred shares would be convertible into capital stock with substantially the same terms as common stock of the Company, as the surviving corporation, and to subordinate such preferred shares to the Series D Preferred Shares owned by WAIPL. The terms of the Series D Preferred Shares would also be amended to be substantially the same as those of the Series G Preferred Shares. With respect to the Purchaser's other preferred shares in the Company, the Purchaser agreed to convert the Series D Preferred Shares it owns into common stock of the Company, as the surviving corporation, and amend the terms of the Series D-1 Preferred Shares and Series E Preferred Shares to be substantially the same as those of the common stock of the Company, as the surviving corporation, as soon as practicable following the Merger. Subject to approval of Westfield America Trust's members, the Purchaser also agreed to issue a special options deed to the Company that would be transferred to WAIPL, which would allow WAIPL to exchange the Series D Preferred Shares for Westfield America Trust units based on a fixed exchange ratio, and a special options deed to both WAIPL and WCI, which would allow WAIPL and WCI to exchange shares of common stock of the Company, as the surviving corporation, for Westfield America Trust units based on a fixed exchange ratio.

    In addition, Westfield Holdings agreed to terminate its registration rights agreement with the Company. The Purchaser and Westfield Holdings also agreed to amend, upon closing of the Merger, the non-competition provisions contained in the Investor's Agreement, dated May 21, 1997, among the Purchaser, Westfield Holdings, the Company, WAIPL, WCI and PTCL, which, after such amendment, would require Westfield Holdings to offer any investment or business opportunity to the Company, as the surviving corporation, before pursuing such opportunity. Subject to certain exceptions, Westfield Holdings would also be prohibited from acquiring any regional shopping center which directly competes with any regional shopping center then owned by the Company.

    J.P. MORGAN PUT OPTION AGREEMENT

    On June 23, 1999, the Company, VFUT, and WEA Valley Fair UTC LLC, a Delaware limited liability company, entered into a put option agreement (the "Put Option Agreement"), pursuant to which VFUT has the right to exchange its interest in Valley Fair UTC LLC, or either University Towne Center LLC, a Delaware limited liability company, or VF Mall LLC, a Delaware limited liability company, in each case, for shares of Common Stock of the Company. The Company and VFUT also entered into a registration rights agreement, dated June 23, 1999 (the "Registration Rights Agreement"), with respect to the Shares issuable upon exercise of the put option.

    On February 14, 2001, the Purchaser and VFUT executed a letter agreement (the "Valley Fair Letter Agreement"), whereby VFUT agreed, and the Purchaser agreed to cause the Company, as the surviving corporation, to, as soon as practicable following the consummation of the Merger, amend the Put Option Agreement so as to delete reference to the Common Stock price, providing instead for VFUT to receive that number of shares of Common Stock which is attributable the same amount of funds from operations as is attributable to the interest to be put.

    The Purchaser has also agreed, upon closing of the Merger, to issue an option to VFUT that would allow VFUT to exchange the Shares received upon its exercise of the option for cash or ordinary units in Westfield America Trust (at the Purchaser's election), calculated based on the current Westfield America Trust/Company exchange ratio, which is 20.16 Westfield America Trust ordinary units per Share, subject to adjustment for any recapitalizations of Westfield America Trust or the Company. VFUT would be entitled to request cash instead of ordinary units of Westfield America Trust in some situations. The Purchaser has agreed to provide VFUT with certain tax indemnifications.

    The parties have also agreed, upon closing of the Merger, to terminate the Registration Rights Agreement.

    The Purchaser's and VFUT's obligations to undertake the above transactions are subject to documentation reasonably satisfactory to the Purchaser and VFUT, consummation of the Merger, approval of the members of Westfield America Trust of the issuance of the option to VFUT, and VFUT's reasonable satisfaction that the current exchange ratio is 20.16 ordinary units per Share.

    The Purchaser has agreed to reimburse VFUT for its reasonable fees and expenses in connection with the negotiation of the documents.

    J.P. MORGAN--JOINT VENTURE

    The Company has entered into a non-binding letter of intent (the "Montgomery Letter"), with J.P. Morgan Investment Management Inc. and its investment clients which sets forth the terms of an agreement in principle pursuant to which affiliates of the Company on the one hand, and investment clients of J.P. Morgan Investment Management Inc. and related parties, on the other hand, would become equal partners in Montgomery Mall Limited Partnership ("Montgomery"), the owner of Montgomery Mall in Bethesda, Maryland, and an indirect subsidiary of the Company. The Montgomery Letter contemplates that such entities will have the ability to put its partnership interests in Montgomery to the Company in exchange for shares of Common Stock of the Company, as the surviving corporation, which will be exchangable for ordinary units of Westfield America Trust. The Company anticipates that the proceeds received from the investment by J.P. Morgan Investment Management Inc. will be used to reduce balances on the Company's outstanding lines of credit.

    THE ABOVE DESCRIPTIONS OF THE TRANSACTION AGREEMENT, THE EXCHANGE AGREEMENT, THE WAIVER, THE SIDE LETTER AGREEMENT, THE TAX INDEMNITY AGREEMENT, THE COOPERATION AGREEMENT, THE VALLEY FAIR LETTER AGREEMENT AND THE MONTGOMERY LETTER ARE ONLY SUMMARIES OF SUCH AGREEMENTS. YOU SHOULD REFER TO THE AGREEMENTS THEMSELVES, COPIES OF WHICH ARE AVAILABLE AS EXHIBITS TO THE PURCHASER'S TENDER OFFER STATEMENT ON SCHEDULE TO FILED WITH THE COMMISSION, FOR INFORMATION THAT MAY BE IMPORTANT TO YOU.

    PARTNERSHIP INTERESTS OR INVESTOR UNIT RIGHTS IN WESTFIELD AMERICA LIMITED PARTNERSHIP AND PARTNERSHIP INTERESTS IN WESTFIELD INDEPENDENCE MALL LIMITED PARTNERSHIPS

    Under the partnership agreement for the Operating Partnership, holders of partnership interests or investor unit rights currently have the right to require the Operating Partnership to redeem all or a portion of their partnership interests or investor unit rights for cash based on the then current market price of the Common Stock. At the option of the Company, such partnership interests or investor unit rights may be purchased for shares of Common Stock. Similarly, the holders of partnership interests in Westfield Independence Mall Limited Partnership and Westfield Independence Mall Limited Partnership No. 2 (together the "Independence Mall Partnerships") have the right to require the partnerships to redeem their partnership interests for cash based on the then current market price of the Common Stock. At the option of the Independence Mall Partnerships' general partner, such interests may be purchased for shares of Common Stock. In addition, the holders of partnership interests in the Independence Mall Partnerships have the right to exchange their partnerships interests for interests the Operating Partnership, in which case such holders would have redemption rights under the partnership agreement of the Operating Partnership. As a result of the Merger, there will no longer be any publicly traded Common Stock. Accordingly, following the Merger, the Purchaser intends to consider proposals to restructure the redemption rights under such partnership agreements so as to preserve the economic rights of the holders of partnership interests or investor unit rights. The Merger Agreement provides that for a period of one year following the Merger, the redemption of partnership interests of the Operating Partnership for cash will be based upon a value of the shares of Common Stock that is no less than the cash consideration per Share paid in the Offer and the Merger. See "SPECIAL FACTORS--The Merger Agreement--Partnership Redemptions."

    STOCK SUBSCRIPTION AGREEMENT

    On May 8, 1998, the Company entered into a stock subscription agreement (the "Stock Subscription Agreement") with PTCL. Under the Stock Subscription Agreement, the Purchaser, as the current trustee of Westfield America Trust, is obligated to purchase A$465 million (or approximately US$257,982,000 as of December 31, 2000) of shares of Common Stock in equal amounts in June 2001, 2002 and 2003. The issue price for the Common Stock to be acquired by the Purchaser is based on the market price of the Common Stock as traded on the NYSE. The Purchaser and the Company intend, as soon as practicable following the consummation of the Merger, to amend the Stock Subscription Agreement to change the method of calculating the issue price for the Common Stock to be acquired by the Purchaser so that the issue price of the Common Stock will be based on the current Westfield America Trust/Company exchange ratio, which is 20.16 ordinary units in Westfield America Trust per share of Common Stock.

COMPANY'S FUTURE DIVIDEND POLICY WITH RESPECT TO THE SHARES AFTER THE MERGER

    It is the Company's present intention to review its quarterly cash dividend payment policy with respect to the Shares after the consummation of the Merger. Payment of future cash dividends, if any, will be at the discretion of the Board, which may increase the Company's dividend payment up to an annual amount equal to net income per Share. Net income may be calculated based on Australian generally accepted accounting principles.

    See "SPECIAL FACTORS--The Merger--Interim Dividend" for a discussion of the payment of quarterly dividends until the completion of the Offer.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    MANAGEMENT. The Merger Agreement provides that immediately after the Effective Time, the directors of the Surviving Corporation will be Richard E. Green, Peter S. Lowy and Mark A. Stefanek.

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
The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation.

    INDEMNIFICATION. Under the Merger Agreement, the directors and officers of the Company are entitled to certain rights of indemnification and to be insured by the Surviving Corporation or the Purchaser with respect to certain matters from and after the completion of the Merger. See "SPECIAL FACTORS--The Merger Agreement--Indemnification."

    INTERLOCKING DIRECTORS AND OFFICERS. In considering the recommendation of the Board and the Special Committee with respect to the Offer and the Merger, shareholders should be aware that certain officers and directors of the Purchaser and the Company have interests in the Offer and the Merger which may present them with certain potential conflicts of interest. In particular, of the nine directors of the Company, three currently are also directors or executive officers of the Purchaser. However, the Special Committee was comprised of three independent outside directors of the Company.

    OWNERSHIP INTEREST OF PARENT. Shareholders also should be aware that, as a result of the Purchaser's and the Westfield Affiliates' current collective ownership of approximately 77.5% of the issued and outstanding Shares and their nominees who serve on the Company's Board, the Purchaser and the Westfield Affiliates together control the Company.

    CORDERA AND PM CAPITAL. The Purchaser has been informed that Cordera, an Australian corporation that owns 21.90% of Westfield Holdings, and PM Capital, in its capacity as the responsible entity and trustee of P.M. CAPITAL Absolute Performance Fund, intend to tender all of their Shares pursuant to the Offer. P.M. CAPITAL Absolute Performance Fund is an Australian investment fund, of which 55.17% is indirectly owned by certain directors of the Purchaser. Cordera and PM Capital collectively own 667,657 shares of the Company.

    WORLD TRADE CENTER PROPOSAL. The Company submitted a bid for the retail component of the World Trade Center with Silverstein Properties, who is interested in the office component of the project. Mr. Larry A. Silverstein, a member of the Company's Board, is President of Silverstein Properties. The bid was for a 99 year net lease and included an up-front payment with an annual base minimum rent and participation over the lease term. On February 23, 2001, the Port Authority of New York and New Jersey announced that it selected Vornado Realty Trust as the preferred bidder with a 20 day exclusivity period to finalize negotiations.

    LOWY FAMILY INTEREST IN SECURITY CAPITAL GROUP INCORPORATED. On February 25, 2000, LFG Holdings Pty. Limited, an Australian corporation in which interests associated with Messrs. Frank P. Lowy, David H. Lowy, Peter S. Lowy and Steven M. Lowy (collectively, the "Lowy Family") own a 100% interest, purchased 52,431 shares of Security Capital Group Incorporated's Class A Common Stock and 1,964,286 shares of Security Capital Group Incorporated's Class B Common Stock in the open market. An indirect wholly-owned subsidiary of Security Capital Group Incorporated serves as the investment advisor to SCPG, the holder of the Series C Preferred Shares, and Security Capital Group Incorporated owns 9.2% of SCPG's common stock. The number of shares purchased by LFG Holdings Pty. Limited represents a 3.9% interest in Security Capital Group Incorporated's common stock. Mr. Frank P. Lowy is an advisory director of Security Capital Group Incorporated and as a result is invited to selected board meetings. See "--Series C Preferred Shares of SCPG" above.

    FINANCIAL AND LEGAL ADVISORS. Lehman has provided financial advisory services to the Company in the past. Similarly, Wolf Block has provided legal services to the Company in the past, including during the most recent six months. Merrill Lynch has provided financial advisory services to the Company and the Purchaser in the past. Similarly, Skadden Arps has provided legal services to the Company in the past, including during the most recent six months.

    FEES AND OTHER RIGHTS OF THE SPECIAL COMMITTEE. Each member of the Special Committee, other than the Chairman of the Special Committee, will be entitled to payment by the Company of a fee of $20,000. The Chairman of the Special Committee will be entitled to receive a $30,000 fee. Through the date of this Offer to Purchase, the members of the Special Committee, in the aggregate, have become entitled to receive a total of $70,000 payable in cash. In addition, the Company has agreed to reimburse each member for all out-of-pocket expenses incurred in connection with his service on the Special Committee. In the event that additional services of the members are required, the Company has agreed to consider paying the members additional fees as compensation for such additional services. Payment of such fees and expenses is in no way contingent on the recommendation made by the Special Committee or the consummation of the Offer or the Merger.

    Each member of the Board (including each member of the Special Committee) is entitled to certain rights of indemnification and to be insured by the Company with respect to certain matters in connection with the Offer, the Merger and any related transactions.

    The Special Committee and the Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS--Recommendation of the Special Committee and the Board; Fairness of the Offer and the Merger."

THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS NOT A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE PURCHASER'S TENDER OFFER STATEMENT ON SCHEDULE TO. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING WILL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

    THE OFFER. Pursuant to the Merger Agreement, the Purchaser is obligated to commence the Offer as promptly as practicable after the date of the Merger Agreement. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and the Merger Agreement, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer that the Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. The obligations of the Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions specified in "THE TENDER
OFFER--Section 11. Certain Conditions of the Offer." The Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the Special Committee's prior written consent, the Purchaser shall not (i) reduce the Offer Price per Share or change the form of consideration to be paid pursuant to the Offer, (ii) decrease the number of Shares sought or
(iii) otherwise amend any other conditions of the Offer in any manner materially adverse to the holders of Shares or impose additional conditions to the Offer.

    THE MERGER. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the MGBCL and the DGCL. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation.

    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares:

    (1) all Shares of the Company that are owned by the Company or any subsidiary of the Company will be cancelled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor;

    (2) each share of common stock owned by the Purchaser, Merger Sub or any Westfield Affiliate issued and outstanding immediately prior to the Effective Time of the Merger will be retained and remain outstanding as a share of common stock of the Company, as the Surviving Corporation;

    (3) each share of senior preferred stock, preferred stock and excess stock of the Company issued and outstanding immediately prior to the Effective Time of the Merger (other than any such shares cancelled pursuant to clause (1) above) will be retained and remain outstanding as a share of senior preferred stock, preferred stock or excess stock, as applicable, of the Company, as the Surviving Corporation;

    (4) each issued and outstanding share of common stock of the Company (other than (i) shares of common stock to be cancelled in accordance with clause (1) above, (ii) shares of common stock to be retained in accordance with clause (2) above, and (iii) shares of common stock that are outstanding immediately prior to the effective time of the Merger and that are held by shareholders who will have neither voted in favor of the Merger nor consented thereto in writing and who will have made a written objection to the Merger and demanded properly in writing appraisal for such Shares in accordance with Section 351.455 of the MGBCL) will be converted into the right to receive the Offer Price in cash, without interest. All such shares of common stock, when so converted, will be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of common stock will cease to have any rights with respect thereto, except the right to receive the Offer Price upon the surrender of such certificate, without interest;

    (5) each issued and outstanding share of class A common stock, par value $.01 per share, of Merger Sub will be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Company, as the Surviving Corporation; and

    (6) each issued and outstanding share of class B common stock, par value $.01 per share, of Merger Sub will be converted into the right to receive $1.00 in cash, without interest. All such shares of class B common stock, when so converted, will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of class B common stock will cease to have any rights with respect thereto, except the right to receive $1.00 in cash upon the surrender of the certificate, without interest.

    WARRANTS. Pursuant to the Merger Agreement, all warrants issued and outstanding immediately prior to the Effective Time, will be retained and remain outstanding in accordance with their terms as warrants to purchase common stock of the Surviving Corporation.

    APPRAISAL RIGHTS. A shareholder who does not wish to receive the Merger Consideration and who complies with all of the requirements of Section 351.455 of the MGBCL may seek an appraisal of and be paid the "fair value" of his or her Shares as of the day before the date upon which the shareholders vote on the Merger. The requirements of Section 351.455 are described in "SPECIAL FACTORS-- Appraisal Rights" and the text of Section 351.455 appears in Annex A to this Offer to Purchase.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the Company including, among others, representations as to due organization, existence, and good standing to do business, capital structure, corporate authority to execute the Merger Agreement, and the accuracy of information included in certain materials in connection with the Offer and the Merger.

    The Merger Agreement contains various customary representations and warranties of the Purchaser and Merger Sub, including, among others, representations as to due organization, existence, and good standing to do business, corporate authority to execute the Merger Agreement, and the accuracy of information included in certain materials in connection with the Offer and the Merger.

    INTERIM OPERATIONS. The Merger Agreement provides that, except for matters expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice and take all such actions necessary to continue to qualify as a REIT within the meaning of the Code (including, without limitation, at the request of the Purchaser, by issuing shares of Common Stock in such number, to such persons and at such times as are reasonably requested by the Purchaser in order to facilitate continued compliance with the conditions set forth in Section 856(a)(5) of the Code), and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships and goodwill with customers, suppliers and others having business dealings with it. In addition, except for matters expressly contemplated by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries, without prior written consent of the Purchaser, to:

    (1) amend its articles of incorporation, by-laws (or other similar governing instrument); or

    (2) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents; or

    (3) (A) split, combine or reclassify any of its capital stock, (B) except as expressly permitted by the Merger Agreement as described under "--Interim Dividend" below, and other than as necessary to maintain the Company's qualification as a REIT without the imposition of any excise taxes pursuant to Section 4981 of the Code, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (C) make any other actual, constructive or deemed distributions in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or
       (D) redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries; or

    (4) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; or

    (5) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of any subsidiary of the Company; or

    (6) (A) incur any indebtedness for borrowed money or issue or sell any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries taken as a whole, (B) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness of another person, except for borrowings incurred in the ordinary course of business consistent with past practice, and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for obligations of the wholly owned subsidiaries of the Company, (C) make any loans, advances or capital contributions to, or investments in, any other person, other than to wholly-owned subsidiaries of the Company, (D) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or (E) mortgage or pledge any of its material assets; or

    (7) enter into or adopt any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock appreciation rights or performance units); or

    (8) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice; or

    (9) except as required by change in law or in GAAP change any of the accounting practices used by the Company; or

    (10) revalue in any material respect any of its assets other than in the ordinary and usual course of business consistent with past practice or as required by GAAP; or

    (11) (A) acquire by merging or consolidating with, or by acquisition of equity interest or assets of, any corporation, partnership or other business organization or division thereof or any equity interest therein,
       (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice or amend in any material respect any material contracts or agreements, (C) authorize any capital expenditure or expenditures which, individually, is in excess of $50.0 million or, in the aggregate, are in excess of $250.0 million, or
       (D) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under the Merger Agreement; or

    (12) make or revoke any Tax election (other than an election to treat a corporation as a "taxable REIT subsidiary" within the meaning of
       Section 856(l) of the Code), settle or compromise any Tax liability, change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes, or take any action or enter into any agreement which could reasonably be expected to result in the termination of the Company's status as a REIT; or

    (13) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; or

    (14) settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated in the Merger Agreement; or

    (15) enter into any agreement that limits or otherwise restricts the Company or any of its subsidiaries or could limit or restrict the Surviving Corporation and its affiliates (including the

       Purchaser) or successor thereto after the Effective Time from engaging or competing in any line of business or in any geographic area; or

    (16) take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement (i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue or incorrect in any material respect.

    SHAREHOLDER MEETING; PREPARATION OF PROXY STATEMENT. The Company has agreed in the Merger Agreement that, if the adoption of the Merger Agreement by the Company's shareholders is required by applicable law in order to consummate the Merger, the Company will (i) as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, duly call a special meeting of its shareholders for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement and (ii) prepare and file with the Commission a preliminary proxy statement and after consultation with the Purchaser respond promptly to any comments of the Commission with respect thereto.

    Pursuant to the Merger Agreement, the Purchaser will vote, or cause to be voted, all of the Shares then owned by it and Merger Sub in favor of the approval and adoption of Merger Agreement. The Company has also been advised that the Westfield Affiliates intend, subject to requirements of applicable Law, to vote all of the Shares owned by them in favor of the approval and adoption of the Merger Agreement.

    ACQUISITION PROPOSALS. Pursuant to the Merger Agreement, the Company agreed not to solicit, initiate or encourage, directly or indirectly, the submission of any Acquisition Proposal (as defined below) or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to the Offer, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the disinterested members thereof after consultation with outside counsel, in response to the Acquisition Proposal that was made by a person whom the Special Committee determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of making a Superior Company Proposal (as defined below), that was not solicited by the Company and that did not otherwise result from a breach of its obligations pursuant to the Merger Agreement, (x) furnish information with respect to the Company to the person or group making such Acquisition Proposal and its representatives pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations with such person or group and its representatives to the extent required regarding such Acquisition Proposal. The Company agreed not to permit any of its subsidiaries nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor of, the Company or any of its subsidiaries to take similar actions. The Merger Agreement further provides that neither the Board nor the Special Committee will withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, unless the Company Board or the Special Committee, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Company Board or the Special Committee to comply with its fiduciary duties under applicable Law. "Acquisition Proposal" means an offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 10 percent or more of the outstanding shares of Common Stock or the filing of any document under the Securities Act of 1933, as amended, or the Exchange Act, in connection therewith; (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transaction contemplated by the Merger Agreement; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets, (i) on terms which a majority of the disinterested directors of the Company determines in its good faith judgment to represent superior value for the holders of Shares than the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Purchaser to amend the terms of this Agreement, the Offer and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

    INTERIM DIVIDEND. Pursuant to the Merger Agreement, the Purchaser and the Company agreed that if the Purchaser does not accept for payment and pay for all of Shares validly tendered and not withdrawn pursuant to the Offer after the expiration of the Offer (the "Offer Completion") prior to March 20, 2001, the Board will on such date declare a dividend for the fiscal quarter ended
March 31, 2001 of $0.3725 per share (or such other amount as the Company Board determines based upon the estimated earnings for the fiscal year and the applicable distribution requirements under the Code) of Common Stock (the "First Quarter Dividend Amount"). The dividend will be paid on the earlier of (i) the date of the Offer Completion and (ii) April 30, 2001 to the holders of record of shares of Common Stock on March 30, 2001 or such earlier date of the Offer Completion. If the Purchaser determines that the Offer Completion is reasonably likely to occur prior to March 20, 2001, the Purchaser will deliver a notice to such effect to the Company, which notice will include the Purchaser's reasonable estimate of the anticipated date of the Offer Completion (the "Estimated First Quarter Closing Date"). Such notice will be delivered to the Company no less than fifteen days prior to the Estimated First Quarter Closing Date. Upon receipt of such notice, the Company Board will promptly (and no later than four days after receipt of the notice) declare a dividend equal to the Pro Rata First Quarter Dividend Amount to be paid on the earlier of (i) the Estimated First Quarter Closing Date and (ii) the date of Offer Completion to the holders of record of common stock on a date no less than 10 days prior to the Estimated First Quarter Closing Date. "Pro Rata First Quarter Dividend Amount" shall equal the First Quarter Dividend Amount MULTIPLIED by a fraction (1) the numerator of which shall be the number of days from January 1, 2001 until the Estimated First Quarter Closing Date and (2) the denominator of which shall be 90.

    If the actual date of the Offer Completion occurs on or prior to the fifteenth day after the Estimated First Quarter Dividend Date, no further dividends will be paid by the Company to the holders of Common Stock other than in accordance with the preceding paragraph. If, however, the date of the Offer Completion does not occur on or prior to such fifteenth day, the holders of Common Stock will be entitled to further dividends in accordance with the preceding paragraph and the next following paragraph, provided that there will be deducted from any further First Quarter Dividend Amount or Pro Rata First Quarter Dividend Amount, as the case may be, any amounts previously paid as a Pro Rata First Quarter Dividend Amount.

    The Company also agreed that if and to the extent the Offer Completion does not occur prior to June 19, 2001, the Company Board will declare a dividend for the fiscal quarter ended June 30, 2001 of $0.3725 per share (or such other amount as the Company Board determines based upon the estimated earnings for the fiscal year and the applicable distribution requirements under the Code) of Common Stock (the "Second Quarter Dividend Amount"). The dividend will be paid on the earlier of (i) the date of the Offer Completion and (ii) July 30, 2001 to the holders of record of shares of Common

Stock on June 30, 2001 or such earlier date of Offer Completion. If the Purchaser determines that the Offer Completion is reasonably likely to occur after April 1, 2001 but prior to June 19, 2001, the Purchaser will deliver a notice to such effect to the Company, which notice will include the Purchaser's reasonable estimate of the anticipated date of the Offer Completion (the "Estimated Second Quarter Closing Date"). Such notice will be delivered to the Company no less than fifteen days prior to the Estimated Second Quarter Closing Date. Upon receipt of such notice, the Company Board will promptly (and no later than four days after receipt of the notice) declare a dividend equal to the Pro Rata Second Quarter Dividend Amount to be paid on the earlier of (i) the Estimated Second Quarter Closing Date and (ii) the date of Offer Completion to the holders of record of Common Stock on a date no less than 10 days prior to the Estimated Second Quarter Closing Date. "Pro Rata Second Quarter Dividend Amount" shall equal the Second Quarter Dividend Amount MULTIPLIED by a fraction
(1) the numerator of which shall be the number of days from April 1, 2001 until the Estimated Second Quarter Closing Date and (2) the denominator of which shall be 91.

    If the actual date of the Offer Completion occurs on or prior to the fifteenth day after the Estimated Second Quarter Dividend Date, no further dividends will be paid by the Company to the holders of Common Stock other than dividends paid in accordance with the three preceding paragraphs. If, however, the date of the Offer Completion does not occur on or prior to such fifteenth day, the holders of Common Stock will be entitled to further dividends in accordance with the preceding paragraph, PROVIDED, that there will be deducted from any further Second Quarter Dividend Amount or Pro Rata Second Quarter Dividend Amount, as the case may be, any amounts previously paid as a Pro Rata Second Quarter Dividend Amount.

    INDEMNIFICATION. Pursuant to the Merger Agreement following the Effective Time, to the fullest extent permitted by applicable law, the Purchaser has agreed to cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer, agent, representative or employee of the Company against all losses, claims, damages, liabilities, fees and expenses (including reasonable attorneys' fees and expenses), and amounts paid in settlement, to the extent based on or arising out of the fact that such person is or was a director, officer, agent, representative or employee of the Company or based on, arising out of or pertaining to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation will advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGBCL and upon receipt of any affirmation and undertaking required by the MGBCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter, and
(iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGBCL and the Company's articles of incorporation or bylaws will be made by independent counsel mutually acceptable to Parent and the Indemnified Party; PROVIDED, HOWEVER, that the Surviving Corporation will not be liable for any settlement effected without its written consent. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

    The Surviving Corporation has agreed to cause to be maintained in effect for a period of six (6) years from and after the Effective Time, the current policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Notwithstanding the foregoing, the Surviving Corporation will not be obligated to make premium payments for such insurance to the extent such premiums exceed 150 percent of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of such 150 percent amount, the Surviving Corporation will maintain or obtain as much of directors' and officers' insurance as can be so maintained or obtained at a cost equal to 150 percent of the current annual premiums of the Company.

    The Purchaser has agreed that, in the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the indemnification obligations of such party as contemplated by the Merger Agreement.

    The Purchaser has agreed that, to the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company with respect to their activities as such prior to the Effective Time, as provided in the Company's articles of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date of the Merger Agreement, will survive the Merger and will continue in full force and effect for a period of not less than six (6) years from the Effective Time.

    PARTNERSHIP REDEMPTIONS. Pursuant to the Merger Agreement, for a period of one year following the Effective Time, the Purchaser and the Company agreed that the Value of a REIT Share (as such term is defined in the First Amended and Restated Agreement of Limited Partnership of Westfield America Limited Partnership, as amended (the "OP Partnership Agreement")) will be no less than the Offer Price for purposes of determining the cash amount payable to holders of Partnership Common Units or Investor Unit Rights (as such terms are defined in the OP Partnership Agreement) upon redemption of such securities. In addition, the Purchaser and the Company agreed that no such redemption will be satisfied using REIT Shares if such REIT Shares are not publicly-traded at the time of such redemption.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of each of the following conditions:

    (1) if required by applicable law, the Merger Agreement shall have been approved and adopted by the requisite vote of the Company's shareholders;

    (2) there shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining or preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement or permitting such consummation only subject to any condition or restriction that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

    (3) the Purchaser or its affiliates shall have purchased the Shares validly tendered and not withdrawn pursuant to the Offer.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the approval of the Company's stockholders:

    (1) by the mutual written consent of the Purchaser and the Company; or

    (2) by either the Purchaser or the Company if a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions on the terms contemplated by Merger Agreement or any Governmental Entity issues an order, decree or ruling or takes any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

    (3) by either the Purchaser or the Company if the Offer is not consummated on or before ninetieth (90) day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter), so long as the party seeking to terminate the Merger Agreement shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date; or

    (4) by the Company

       a. if the Purchaser shall have terminated the Offer or the Offer expires without the Purchaser purchasing any Shares thereunder; provided that the Company may not terminate the Merger Agreement pursuant to this provision if the Purchaser is in material breach of the Merger Agreement; or

       b. if there shall be a material breach by the Purchaser or Merger Sub of any of their representations, warranties, covenants or agreements contained in the Merger Agreement; or

    (5) by the Purchaser or Merger Sub

       a. if prior to the purchase of shares pursuant to the Offer, (A) the Board or Special Committee shall have withdrawn or modified, in a manner adverse to the Purchaser or Merger Sub, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended or approved an Acquisition Proposal or
           (B) there shall have been a material breach of the covenant regarding Acquisition Proposals described above; or

       b. if the Purchaser terminates the Offer without purchasing any Shares; provided that the Purchaser or Merger Sub may not terminate the Merger Agreement pursuant to this provision if it is in material breach of the Merger Agreement; or

       c. if there shall be a material breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

    In the event of such termination, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of the Purchaser, Merger Sub or the Company, except (i) that if the Purchaser or Merger Sub terminates the Merger Agreement for the reasons set forth in Paragraph (5)(a) under "Termination" above, the Company must pay the Purchaser a fee equal to the Purchaser's and Merger Sub's actual and reasonably documented out-of-pocket expenses incurred by the Purchaser or Merger Sub in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions, including, without limitation, the fees (other than any break-up, success or other contingent fee) and out-of-pocket expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel incurred in connection with acting as the Purchaser's or Merger Sub's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Transactions up to an aggregate of $5.0 million and (ii) to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in the Merger Agreement.

    AMENDMENTS. The Merger Agreement may be amended by the parties at any time before or after the approval of the Merger by the requisite vote of the Company's shareholders, if applicable; provided, however, that after any such approval, no amendment may be made which requires the approval of such shareholders under applicable Law without such approval; provided, further, that no amendment shall be made without the approval of the Special Committee. Any amendment to the Merger Agreement must be made in writing.

    EXTENSION; WAIVER. Pursuant to the Merger Agreement at any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

APPRAISAL RIGHTS

    No appraisal or dissenters' rights are available in connection with the Offer.

    In connection with the subsequent Merger, however, and as more fully described below, a shareholder who does not wish to receive the Merger Consideration and complies with all of the requirements of Section 351.455 of the MGBCL (a "Remaining Shareholder") may seek an appraisal of and be paid the "fair value" of his or her Shares as of the day prior to the date upon which the Company's shareholders vote on the Merger. The "fair value" will be determined by negotiation between the shareholder and the Company or, if such negotiations fail, by a court of competent jurisdiction in St. Louis County, Missouri, where the Company's registered office is located. In PHELPS V. WATSON-STILLMAN CO., the Missouri Supreme Court stated that "net asset value" is not the sole test of determining the fair value of Shares held by shareholders exercising appraisal rights.

    The following is a brief summary of the statutory procedures that a Remaining Shareholder must follow to perfect appraisal rights under
Section 351.455 of the MGBCL. This summary is not complete and is qualified in its entirety by reference to Section 351.455, the text of which is set forth in Annex A to the Offer to Purchase. Appraisal rights will not be available unless and until the Merger (or a similar merger) is consummated.

    SHAREHOLDERS WHO SELL SHARES IN THE OFFER CANNOT EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO, BUT WILL RECEIVE THE OFFER PRICE.

    SHAREHOLDERS WHO VOTE IN FAVOR OF THE MERGER CANNOT EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO, BUT WILL RECEIVE THE MERGER CONSIDERATION.

    A Remaining Shareholder who desires to exercise appraisal rights under
Section 351.455 of the MGBCL must satisfy all of the following initial conditions: (1) at or prior to the shareholders' meeting at which the plan or merger is submitted to a vote, the shareholder must file with the Company a written objection to the plan of merger; (2) the shareholder must not vote in favor of the Merger at the shareholders' meeting; and (3) within twenty
(20) days after the date of the Effective Time, the shareholder must make written demand on the Company for the payment of the fair value of such shareholder's Shares as of the day prior to the day on which the shareholders' vote was taken approving the Merger. The shareholder's written demand must state the number and class of the shares owned by the shareholder. If a shareholder fails to make a written demand within the twenty (20) day period provided by
Section 351.455, the shareholder will be conclusively presumed to have consented to the Merger and shall be bound by its terms, including the Merger Consideration the shareholder will receive for his or her Shares.

    The shareholder's written demand to receive the fair value for his or her Shares is in addition to and separate from any failure to vote or any vote or proxy abstaining from voting, or voting against the Merger, and neither voting against, abstaining from voting, nor failing to vote on the Merger will constitute a demand for fair value for the shareholder's shares within the meaning of Section 351.455 of the MGBCL.

    Remaining Shareholders who elect to demand fair value for their shares under
Section 351.455 must mail or deliver both their written objection to the Merger at or in advance of the shareholders' meeting and their written demand for fair value within twenty (20) days after the Effective Time to Corporate Secretary, Westfield America, Inc., 11601 Wilshire Blvd., 12th floor, Los Angeles, California 90025.

    Following a shareholder's making written demand for the payment of fair value, the shareholder and the Company may seek to agree on the fair value. If agreement is reached, the Company will pay the shareholder the agreed value within ninety (90) days after the date of the Effective Time upon the shareholder's surrender of the certificate or certificate evidencing the Shares. Upon payment of the agreed value, the shareholder will cease to have any interest in the Shares or the Company.

    If the shareholder and the Company cannot agree on the fair value within thirty (30) days after the date of the Effective Time, the shareholder may within sixty (60) days after the end of the thirty (30) day period file a petition in a court having competent jurisdiction and located in St. Louis County, Missouri, asking for a finding and determination of the fair value of the shareholder's Shares. If the shareholder fails to file a petition within the sixty (60) day period, the shareholder and all persons claiming under him or her will be conclusively presumed to have approved and ratified the Merger and shall be bound by its terms, including the Merger Consideration that the shareholder will receive for his or her Shares.

    The shareholder who timely files a petition will be entitled to a judgment against the Company for the amount of the fair value of the Shares as of the day before the date upon which the shareholder vote was taken approving the Merger. The fair value of the Shares determined by the court may be less than, more than or equal to $16.25 per Share. The shareholder will also be entitled to receive interest on the amount of the judgment to the date it was entered by the court.

    The judgment is payable only upon and simultaneously with the shareholder's surrender of the certificate or certificates evidencing the shares to the Company. Upon payment of the judgment, the shareholder will cease to have any interest in the shares or the Company.

    FAILURE TO TAKE ANY OF THE REQUIRED STEPS DESCRIBED ABOVE WILL PREVENT A SHAREHOLDER FROM EXERCISING HIS OR HER RIGHTS UNDER SECTION 351.455 OF THIS MGBCL. ACCORDINGLY, SHAREHOLDERS WHO WISH TO EXERCISE THOSE RIGHTS SHOULD SEEK LEGAL ADVICE FROM AN ATTORNEY AT THEIR EARLIEST OPPORTUNITY BEFORE THE SHAREHOLDERS' MEETING.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information as of February 14, 2001, regarding the amount of Common Stock beneficially owned by each of the Purchaser, the executive officers and the directors of the Purchaser, each entity or person controlling the Purchaser and each person known to the Company to own beneficially more than five percent of the outstanding Shares. Unless otherwise indicated, the business address of each beneficial owner is c/o Westfield Holdings Limited, Level 24, Westfield Towers, 100 William Street, Sydney NSW 2011, Australia.

    According to rules adopted by the Commission, a person is the "beneficial owner" of securities if that person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right of conversion of a security, or otherwise.

    NUMBER OF SHARES AND NATURE OF BENEFICIAL OWNERSHIP AT FEBRUARY 14, 2001

                                                                               PERCENT OF
                                                    NUMBER OF                 OUTSTANDING
                                                      SHARES                     SHARES
                                                   BENEFICIALLY               BENEFICIALLY
NAME AND ADDRESS                                      OWNED                      OWNED
-------------------------------------------------  ------------               ------------
Westfield Holdings Limited; Westfield American
  Investments Pty. Limited; Westfield America
  Management Limited; Cordera Holdings Pty.
  Limited; Frank P. Lowy; David H. Lowy; Steven
  M. Lowy
and
Peter S. Lowy; Westfield Corporation, Inc.
  11601 Wilshire Boulevard
  12th Floor
  Los Angeles, California 90025-1748.............   81,826,507(1)(2)(3)(4)        83.8%(1)(2)(3)(4)
Security Capital Preferred Growth Incorporated
  11 South LaSalle Street, 2nd Floor
  Chicago, Illinois 60603........................    6,944,450(5)                  8.7%(5)
Frederick G. Hilmer
  Director of the Purchaser
  John Fairfax Holdings Limited
  Level 19, 201 Sussex Street
  Sydney NSW 2000, Australia.....................       19,776                       *
Robert A. Ferguson
  Director of the Purchaser
  BT Financial Group Limited
  Level 15 Chifley Tower
  2 Chifley Square
  Sydney NSW 2000, Australia.....................            0                       *
David M. Gonski
  Director of the Purchaser
  Wentworth Associates Pty. Limited
  Level 23, MLC Centre
  19-29 Martin Place
  Sydney NSW 2000, Australia.....................            0                       *
Stephen P. Johns
  Director of the Purchaser......................            0                       *
Dean R. Wills
  Director of the Purchaser......................            0                       *
Carla Zampatti
  Director of the Purchaser
  Carla Zampatti Pty. Limited
  437 Kent Street
  Sydney NSW 2000, Australia.....................            0                       *
Victor P. Hoog Antink
  Executive Officer of the Purchaser.............            0                       *
Craig A. van der Laan de Vries
  Executive Officer of the Purchaser.............            0                       *

------------------------

*   Less than 1%

(1) This figure includes 42,802,010 Shares, 11,175,648 Shares issuable upon exercise of outstanding warrants to purchase shares of Common Stock, 416,667 Series D Preferred Shares, 138,889 Series D-1 Preferred Shares and 477,778 Series E Preferred Shares deemed to be beneficially owned by the Purchaser. Westfield America Trust is an Australian publicly traded unit trust. The Purchaser, a subsidiary of Westfield Holdings, is the responsible entity and trustee of Westfield America Trust and has the sole power to vote and dispose of all Shares held by it, in its capacity as responsible entity and trustee of Westfield America Trust. Accordingly, the Purchaser has the power to direct the vote, in its absolute discretion, of 42,802,010 Shares (53,977,658 Shares assuming exercise of the outstanding warrants and 64,310,998 shares of Common Stock assuming conversion of the Series D Preferred Shares, Series D-1 Preferred Shares and Series E Preferred Shares held by Westfield America Trust (each Series D Preferred Share, Series D-1 Preferred Share and Series E Preferred Share is currently convertible into 10 shares of Common Stock)). References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to Australian legal matters.

(2) This figure also includes 2,264,210 Shares owned by WCI, a wholly-owned subsidiary of Westfield Holdings and 11,805,862 Shares and 277,778 Series D Preferred Shares (2,777,780 assuming conversion of the Series D Preferred Shares) owned by WAIPL, also a wholly-owned subsidiary of Westfield Holdings. Solely for U.S. securities laws purposes, Westfield Holdings may be deemed to have beneficial ownership of the Shares owned by the Purchaser. As described in footnote (1) above, the Purchaser has the power, in its absolute discretion, to direct the vote of all Shares held by it, in its capacity as responsible entity and trustee of Westfield America Trust. References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to Australian legal matters.

(3) This figure also includes 600,000 Shares owned by Cordera and also includes 67,657 Shares held by PM Capital. PM Capital is the responsible entity and trustee of P.M. CAPITAL Absolute Performance Fund, in which interests associated with the Lowy Family have an interest. References to beneficial ownership are made herein solely with respect to U.S. securities laws and are not intended to refer or apply in any respect to Australian legal matters.

(4) Westfield Holdings, WCI, WAIPL, the Purchaser, Cordera, and the Lowy Family, because they are a "group" for purposes of Section 13(d)(3) of the Act, may be deemed solely for purposes of U.S. securities laws to beneficially own the 81,826,507 shares described in footnotes (1) through (3) above. WCI disclaims beneficial ownership of the Shares held by WAIPL, the Purchaser, Cordera, and PM Capital. WAIPL disclaims beneficial ownership of the Shares held by WCI, the Purchaser, Cordera, and PM Capital. The Purchaser disclaims beneficial ownership of all 81,826,507 Shares. Westfield Holdings disclaims beneficial ownership of the Shares held by the Purchaser, Cordera, and PM Capital. Each of Cordera and each of the Lowy Family disclaims beneficial ownership of the Shares held by WCI, WAIPL, the Purchaser and PM Capital.

(5) Pursuant to the Schedule 13G filed on February 12, 1999, this figure includes 4,166,670 shares, 1,388,890 shares and 1,388,890 shares represent shares of Common Stock that are issuable by the Company upon the conversion of 416,667 Series C Preferred Shares, 138,889 Series C-1 Preferred Shares and 138,889 Series C-2 Preferred Shares, respectively. Each Series C Preferred Share, Series C-1 Preferred Share and Series C-2 Preferred Share is currently convertible into 10 shares of Common Stock.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

    To the Company's and the Purchaser's knowledge, no transactions in the Shares have been effected during the past 60 days by the Company or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary, or by the Purchaser or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary. During the past two years the Purchaser purchased an aggregate amount of 1,683,900 Shares at a range of prices from $12.63 to $14.50 per Share and a weighted average price of $13.89 per Share in open-market transactions, including customary broker's fees and commissions. The Purchaser paid a weighted average purchase price, including customary broker's fees and commissions, of $13.91 per Share in the fourth quarter of 1999; $13.73 per Share in the first quarter of 2000; and $14.44 per Share in the second quarter of 2000. The Purchaser did not purchase any Shares of Common Stock in any other quarters in 1999 and 2000. During the same two year period, WAIPL purchased an aggregate amount of 122,400 Shares at a range of prices from $15.94 to $17.00 per Share and a weighted average price of $16.87 per Share in open-market transactions, including customary broker's fees and commissions. WAIPL paid a weighted average purchase price, including customary broker's fees and commissions, of $16.90 per Share in the first quarter of 1999, and $16.03 per Share in the second quarter of 1999. WAIPL did not purchase any shares of Common Stock in any other quarters in 1999 and 2000.

    Except as set forth in this Offer to Purchase, neither the Company nor, to the Company's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, has been entered into or has occurred between any affiliates of the Company or the Purchaser or between the Company or any of its affiliates and any unaffiliated person. Except as described in this Offer to Purchase, since the third full fiscal year preceding the date of this Offer to Purchase, the Company has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

    To the best of the Company's knowledge, after reasonable inquiry, and except as set forth in this Offer to Purchase, all of the directors or executive officers of the Company, other than those individuals, if any, for whom the tender of Shares could cause them to incur liability under the provisions of
Section 16(b) of the Exchange Act, and other than those individuals who intend to make charitable contributions of Shares, intend to tender pursuant to the Offer or sell Shares held by them.

    See "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer," for a discussion of the preferred stock of the Company.

RELATED PARTY TRANSACTIONS

    The Company has entered into various agreements with the Purchaser and its affiliates, including, among others, advisory agreements, management agreements and development agreements. In addition, the Company has entered into various transactions with the Purchaser and its affiliates including, among others, acquisition transactions and transactions involving the issuance of securities of the Company. The general terms of such agreements and transactions are summarized below.

    ADVISORY, MANAGEMENT AND DEVELOPMENT SERVICES

    Subsidiaries of Westfield Holdings provide management services for the Company and its properties under a series of agreements between the Company and subsidiaries of Westfield Holdings.

    The Board monitors the performance under the advisory, management and development agreements with Westfield Holdings and its subsidiaries. These financial arrangements and any other transactions in which Westfield Holdings has a material interest must be approved by the independent directors of the Company.

    The independent directors of the Company may seek the advice of independent experts in carrying out their duties. The agreements were negotiated by the Company and Westfield Holdings. The Company believes that, although these agreements were negotiated between associated parties, they reflect market terms.

    THE ADVISORY AGREEMENT

    Westfield U.S. Advisory, L.P., a Delaware limited partnership and wholly-owned subsidiary of WCI, a Delaware corporation and wholly-owned subsidiary of Westfield Holdings, provides a variety of asset management and investment services for the Company.

    Under an advisory agreement, dated as of July 1, 1996, as amended in May 1997 at the time of the Company's initial public offering (the "Advisory Agreement"), Westfield U.S. Advisory, L.P., receives an annual fee equal to the lesser of 25% of "Funds from Operations" in excess of the "Advisory F.F.O. Amount" and 0.55% of the "Net Equity Value" of the Company's assets.

    As of December 31, 2000, the "Advisory F.F.O. Amount" equaled
$157.7 million.

    The "Advisory F.F.O. Amount" is increased whenever the Company issues additional equity by adding the "F.F.O. Adjustment Factor" to the then applicable Advisory F.F.O. Amount. The "F.F.O. Adjustment Factor" is 103% (or 100% in the case of Common Stock issued under any dividend reinvestment plan) multiplied by:

    - a fraction the numerator of which is the aggregate "Funds From Operations" of the Company for each of the four full calendar quarters immediately preceding the date of the issuance and the denominator of which is the aggregate number of Shares (on a fully diluted basis) of the Company outstanding immediately prior to the date of the issuance, multiplied by

    - the number of additional Shares issued (on a fully diluted basis).

    "Funds From Operations" means net income (or loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

    The advisory fee is payable quarterly on the last business day of each calendar quarter based on the annual budget for Funds From Operations for the Company and is subject to year end adjustment based on actual Funds From Operations for the year. "Net Equity Value" is based on shareholders' equity as reflected in the Company's most recent quarterly financial statements, as adjusted to reflect the most recent appraised value of the Company's properties (which appraisals are performed on a rolling three-year basis).

    The Company incurred an advisory fee of $11.3 million for the fiscal year ended December 31, 2000.

    The Advisory Agreement has an initial term of three years ending May 21, 2000, followed by automatic one-year renewals. The Advisory Agreement may be terminated annually if the Purchaser owns at least 10% of the outstanding capital stock of the Company and at least 75% of the independent directors agree that the performance of Westfield U.S. Advisory, L.P. is unsatisfactory and materially detrimental to the Company or that the compensation payable to Westfield U.S. Advisory, L.P. is not fair. Westfield U.S. Advisory, L.P., however, can prevent a compensation termination by accepting a mutually acceptable reduction of its fees. In addition, the Advisory Agreement may be terminated at any time, for cause, which is defined as fraud, misappropriation of funds or willful violation of the advisory agreement.

    Westfield U.S. Advisory, L.P. can terminate the Advisory Agreement if it notifies the Company that advisory services will cease to be one of the major business undertakings of the Westfield Holdings in the United States, except that the Advisory Agreement will continue for a period of 180 days thereafter so long as the Company is reasonably satisfied with Westfield U.S. Advisory, L.P.'s ability to provide the required services during such period.

    THE MANAGEMENT AGREEMENTS

    WCI manages all of the Company's shopping centers. For each of the wholly-owned shopping centers, WCI receives a property management fee from the Company equal to 5% of all minimum, fixed and percentage rents received by the Company with respect to the wholly-owned shopping centers, a lease preparation fee of $819 per executed lease, and a tenant plan review fee of $1,092 per executed lease. For the properties not wholly-owned by the Company, the fees payable to WCI are based on the terms of joint venture agreements between the Company and its joint venture partners, but the Company's share is subject to adjustment so that the aggregate fees payable by the Company with respect to the joint venture properties are the same as are payable with respect to the wholly-owned shopping centers. Fees incurred for the year ended December 31, 2000 to WCI under these agreements totaled $9.5 million. In addition to the management fees, WCI was reimbursed for recoverable operating costs, including mall related payroll costs, totaling $22.9 million for the year ended December 31, 2000.

    Each management agreement has an initial three-year term, ending May 21, 2000, followed by automatic one-year renewals. The management agreements may be terminated annually, if the Purchaser (so long as the Purchaser owns at least 10% of the outstanding capital stock of the Company) and at least 75% of the independent directors agree that WCI's performance is unsatisfactory and materially detrimental to the Company or that the compensation paid to WCI is not fair. WCI, however, can prevent a compensation termination by accepting a mutually acceptable reduction of its fees. In addition, each of the management agreements may be terminated at any time for cause, which is defined as fraud, misappropriation of funds or willful violation of the respective management agreements.

    The Company has also agreed that so long as WCI is managing the centers under the management agreements, WCI will manage all wholly-owned properties acquired by the Company in the future and that the Company will use its reasonable efforts to have WCI appointed as the manager with respect to any future joint venture properties controlled by the Company.

    WCI can terminate the management agreements if it notifies the Company that management of regional shopping centers shall cease to be one of the principal business undertakings of Westfield Holdings in the United States, except that the management agreements will continue for a period of 180 days thereafter so long as the Company is reasonably satisfied with WCI's ability to provide the required services during such period.

    THE DEVELOPMENT AGREEMENT

    WCI has entered into a master development framework agreement with the Company under which the Company granted WCI the exclusive right to carry out expansion, redevelopment and related work on the Company's wholly-owned shopping centers and agreed to attempt to have WCI to be hired to carry out similar activities for the jointly-owned shopping centers.

    Under the master development framework agreement, dated July 1, 1996, WCI is reimbursed for pre-development costs, subject to the work being performed in accordance with an annual plan or redevelopment budget previously approved by the Company's Board. If the Company in its sole discretion (based on feasibility and other appropriate studies) decides to proceed with a particular development, WCI provides the necessary development services pursuant to a separate development agreement to be entered into by the parties. WCI provides:

    - development services for a fixed fee equal to 5% of the final gross project price;

    - architectural, design and engineering services for a fixed fee equal to 10% of the construction costs; and

    - other related services in consideration of agreed fees.

    The construction portion of the development project is performed on a fixed price basis. The master development framework agreement provides that the Company may engage an independent representative to advise the Company with respect to the proposed fixed price and the construction schedule. If the Company desires to engage such an independent representative, the Company must consult with Westfield Holdings in good faith as to the selection of the independent representative. If the Company and WCI cannot agree as to the fixed price of the construction schedule for the project, and the parties' respective independent representatives cannot negotiate a resolution, an independent expert will determine the appropriate price and construction schedule. WCI may then either accept the independent expert's proposal or agree to perform the work on a "cost plus" basis.

    The Company has no obligation to proceed with any development project. The decision to proceed with a development project and the fixed price and construction schedule with respect to such a project requires the approval of at least 75% of the independent directors. Pursuant to these agreements, reimbursements and fees incurred for the year ended December 31, 2000 to WCI totaled $104.6 million.

    The master development framework agreement may be terminated by the Company by agreement of at least 75% of the independent directors and the Purchaser (so long as the Purchaser owns at least 10% of the outstanding capital stock of the Company) if the advisory agreement and the management agreements have been terminated in accordance with their terms. In such event, WCI and the Company will remain bound by the master development framework agreement for the remaining term with respect to any development projects for which WCI has commenced to provide substantial predevelopment services to the Company. In addition, the master development framework agreement or any individual development agreement may be terminated at any time for cause, which is defined as fraud, misappropriation of funds or willful violation of the master development framework agreement or the individual development agreement.

    WCI can terminate the master development framework agreement if it notifies the Company that property development services shall cease to be one of the principal business undertakings of Westfield Holdings in the United States, except that the master development framework agreement will continue for a period of 180 days thereafter so long as the Company is reasonably satisfied with WCI's ability to provide the required services during such period and except that any such termination will not affect any individual development agreement previously entered into by WCI and the Company.

    MANAGEMENT OF THE COMPANY

    All of the officers of the Company are employed by WCI, a subsidiary of Westfield Holdings, and not by the Company. Several of the officers serve as directors of Westfield Holdings and its subsidiaries and certain of the officers and associates beneficially own shares of Westfield Holdings and units of Westfield America Trust. See "SPECIAL FACTORS--Beneficial Ownership of Common Stock." As a result of such employment and interests, the officers of the Company receive an indirect benefit from the advisory, management and development arrangements described above.

    ACQUISITION OF GARDEN STATE PLAZA

    On June 1, 2000, the Company acquired Westfield Holdings' interest in Garden State Plaza, a super-regional mall located in Paramus, New Jersey, through the Operating Partnership for $52,483,000 after taking into account the mortgage debt on the property, capital obligations and the assumption of a $145,000,000 secured participating loan. The consideration paid consisted of issuing 52,483 Series F partnership cumulative preferred units in the Operating Partnership (the "Series F Partnership Units") to Westland Realty, Inc., the successor in interest to Westfield Partners, Inc. and Westland Management, Inc., and a subsidiary of Westfield Holdings. Each Series F Partnership Unit has a liquidation preference of $1,000 and is entitled to annual distributions equal to the greater of $85.00 and 51.4933 (calculated using a Common Stock value of $19.42, and subject to adjustment for stock splits and other similar matters) multiplied by the dividend paid in the same period on a share of Common Stock. The Series F Partnership Units are entitled to the payment of quarterly distributions before distributions are made to the holders of any other interests in the Operating Partnership, and on a PARI PASSU basis with other preferred interests in the Operating Partnership that are not explicitly made junior in right of distribution to the Series F Partnership Units.

    The holders of the Series F Partnership Units will have the right at any time after the first anniversary of the issuance of the Series F Partnership Units to cause the Operating Partnership to redeem each Series F Partnership Unit for $1,000 in cash, plus any accrued and unpaid distributions, subject to the Company's right to acquire the redeemed Series F Partnership Units for an equivalent number of Series F Preferred Shares of the Company (the terms of which are similar to the Series F Partnership Units and are described below). In addition, the Series F Partnership Units will be redeemable at the option of the Operating Partnership at any time after the twentieth anniversary of the issuance of the Series F Partnership Units for $1,000 in cash, plus any accrued and unpaid distributions. In the event of a liquidation, dissolution or winding up of the Operating Partnership, each Series F Partnership Unit will carry a right to participate in the capital of the Operating Partnership in the amount of $1,000, plus all accrued and unpaid distributions. Any rights of the holders of the Series F Partnership Units upon liquidation, dissolution or winding up of the Operating Partnership will rank senior to the holders of any common partnership units, common investor unit rights or any other units in the Operating Partnership that by their terms rank junior to the Series F Partnership Units. Finally, the Series F Partnership Units will have only those voting and consent rights granted to other holders of units in the Operating Partnership, such as voting rights in respect of proposals for any material adverse amendment of the rights attached to the Series F Partnership Units. The Series F Partnership Units will not have any rights to vote at any of the Company's meetings of shareholders.

    SERIES F PREFERRED SHARES

    In order to provide for the possible redemption of the Series F Partnership Units, the Board has authorized 107,483 shares of Series F cumulative redeemable preferred stock (the "Series F Preferred Shares") for possible future issuance. Each share of Series F Preferred Shares will have a liquidation preference of $1,000 and will be entitled to annual dividends equal to the greater of $85.00 and 51.4933 (subject to adjustment for stock splits and other similar matters) times the dividend paid in the same period on a share of Common Stock. The Series F Preferred Shares will be entitled to the payment of quarterly dividends on a PARI PASSU basis with all other series of preferred stock of the Company that are not explicitly made junior in right of payment and before dividends are paid to the holders of shares of Common Stock. The
Series F Preferred Shares will have the right to vote with the shares of Common Stock with each Series F Preferred Share being entitled to 51.4933 votes (subject to adjustment). The Series F Preferred Shares may be redeemed by the Company at any time after the twentieth anniversary of the issuance of the Series F Preferred Shares, at a redemption price of $1,000 per share together with all accrued and unpaid dividends through the date of redemption. In the event of a liquidation, dissolution or winding up of the Company, each Series F Preferred Share will carry a right to participate in the capital of the Company in the amount of $1,000, plus all accrued and unpaid dividends. Any rights of the holders of Series F Preferred Shares upon liquidation, dissolution or winding up of the Company will rank senior to the holders of shares of Common Stock, but behind all creditors of the Company and PARI PASSU with the holders of other equity securities in the Company (unless the terms of those equity securities provide otherwise).

    THE WESTFIELD CAPITAL PUT RIGHT

    On June 1, 2000, the Company entered into a put agreement with Westfield Capital Corporation Finance Pty. Limited ("Westfield Capital"), a subsidiary of Westfield Holdings, under which Westfield Capital has the right to require the Company to purchase the stock of Westland Realty, Inc. ("Westland Realty"), a subsidiary of Westfield Holdings. The purchase price to be received by Westfield Capital upon the exercise of the put right is 98% of the fair market value of Westland Realty, with the purchase price to be paid in Series F Preferred Shares. At the time the put right is exercised, both the value of Westland Realty and the value of the Series F Preferred Shares will be established by independent valuation. The put right will be exercisable at any time after the second anniversary and up to the tenth anniversary of its issuance, and cannot be exercised if there are any assets of Westland Realty that, in the opinion of the Company, could cause Westland Realty to fail to qualify as a REIT. In connection with certain assets of Westland Realty that the Company may elect not to retain, the Company will be entitled to a reduction in the consideration to be paid equal to the anticipated costs of disposition of the assets (including tax liabilities). If the put right is exercised, to the extent that the assets of the Company include Series F Partnership Units, the effect to the Company will be the exchange of 98 Series F Preferred Shares for each 100 Series F Partnership Units then held by Westland Realty. No more than 55,000 Series F Preferred Shares may be issued in respect of the put right unless approved by a majority of the shareholders of the Company voting at a meeting (other than Westfield Holdings and its affiliates and interests associated with the Lowy Family).

    WESTFIELD HOLDINGS REGISTRATION RIGHTS AGREEMENT

    Pursuant to a registration rights agreement, Westfield Holdings and its subsidiaries have demand registration rights that require the Company to promptly effect the registration of the Shares held by them prior to the Company's initial public offering. Westfield Holdings also has demand registration rights for its other Shares. In addition, the Company has agreed that, upon the request of Westfield Holdings, it will use its reasonable efforts to have a shelf registration statement filed after May 21, 2000 (after May 21, 1998 for any shares of Common Stock acquired after the Company's initial public offering) and declared and kept continuously effective. In addition, if the Company proposes to register any of its shares of Common Stock, either for its own account of for the account of other shareholders, the Company is required, with certain exceptions, to provide the parties to the registration rights agreement with notice of the registration and to include in such registration all of the shares of Common Stock requested to be included by such persons.

    See "SPECIAL FACTORS--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer," above for a discussion of certain arrangements among the Company and the Purchaser and its affiliates relating to the capital stock and business of the Company.

                                THE TENDER OFFER

    1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in "THE TENDER OFFER--Section 4. Withdrawal Rights" on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 midnight, New York City time, on April 3, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire (PROVIDED, HOWEVER, that without the prior written consent of the Special Committee, the Expiration Date shall not be extended beyond June 4, 2001).

    Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to
(i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

    The Merger Agreement provides that, without the prior written consent of the Special Committee, the Purchaser will not (i) decrease the Offer Price or decrease the number of Shares sought or change the form of consideration to be paid pursuant to the Offer, (ii) impose additional conditions to the Offer set forth in "THE TENDER OFFER--Section 11. Certain Conditions of the Offer" or modify such conditions in any manner adverse to the holders of Shares, or
(iii) otherwise amend the Offer in any manner materially adverse to the holders of Shares.

    Notwithstanding the foregoing, the Purchaser may, without the consent of the Special Committee, (i) extend the Offer if, at the scheduled Expiration Date, any of the conditions to the Offer specified in the section "THE TENDER OFFER--Section 11. Certain Conditions of the Offer" are not satisfied, until such time as such conditions have been satisfied or waived; and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer.

    Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time up to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price.

    Subject to the applicable regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory or governmental approvals specified in Section 12,
(ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 11 has not been satisfied or upon the occurrence of any of the events specified in
Section 11, and (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (i) that Rule 14e-1(c) under the

Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in Section 11 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later to occur of
(i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 11. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 12.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SHARES

    Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the

Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING TENDERED SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER

    The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES

    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY

    If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

   (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which NYSE is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Shareholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

    BACKUP FEDERAL TAX WITHHOLDING

    UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN SHAREHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER SHOULD PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. IF A STOCKHOLDER DOES NOT PROVIDE ITS CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATION DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE MAY IMPOSE A PENALTY ON THE SHAREHOLDER AND PAYMENT OF CASH TO THE SHAREHOLDER PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING. IF BACKUP WITHHOLDING RESULTS IN AN OVERPAYMENT OF TAX, A REFUND MAY BE OBTAINED FROM THE INTERNAL REVENUE SERVICE. CERTAIN SHAREHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS AND ENTITIES) ARE NOT SUBJECT TO BACKUP WITHHOLDING. FOREIGN SHAREHOLDERS SHOULD GENERALLY COMPLETE AND SIGN A FORM W-8 BEN (CERTIFICATE OF FOREIGN STATUS OF BENEFICIAL OWNER FOR U.S.

WITHHOLDING) AND/OR OTHER APPLICABLE FORM(S) W-8, COPIES OF WHICH MAY BE OBTAINED FROM THE DEPOSITARY, IN ORDER TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 10 TO THE LETTER OF TRANSMITTAL.

    APPOINTMENT AS PROXY

    By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints Peter S. Lowy, Craig A. van der Laan de Vries, or any other designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies, each with full power of substitution to vote at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, and to otherwise act as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, all of the Shares tendered hereby and accepted for payment by the Purchaser. Such appointment will be effective if and when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. All such powers of attorney and proxies are irrevocable and are granted in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer. Such acceptance for payment will, without further action, revoke any prior powers of attorney and proxies granted by the shareholder at any time with respect to such Shares, and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder with respect thereto (and, if given, will not be deemed effective). The Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, including voting at any meeting of the Company's shareholders.

    DETERMINATION OF VALIDITY

    All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the

Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after May 3, 2001 (or such later date as may apply in case the Offer is extended).

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 under the Exchange Act and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 under the Exchange Act with respect to Shares tendered in the Offer and accepted for payment.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. CERTAIN TAX CONSEQUENCES.

    FEDERAL INCOME TAX

    The following is a summary of certain United States federal income tax consequences of the Offer. This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to shareholders in light of their specific investment or tax circumstances who tender Shares pursuant to the Offer. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shareholders in whose hands the Shares are capital assets--generally, property held for investment--and may not apply to shareholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a shareholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income or other tax laws. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER IN LIGHT OF THEIR SPECIFIC TAX SITUATION.

    The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the shareholder's adjusted tax basis in the Shares sold pursuant to the Offer. Such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year at the time of the sale. Long-term capital gains derived by individuals are eligible for reduced rates of taxation (generally, 20% under current law). The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals may generally deduct annually $3,000 of capital losses in excess of their capital gains.

    6. PRICE RANGE OF THE SHARES; DIVIDENDS.

    The Shares are listed and traded principally on the NYSE under the symbol "WEA."

    The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE Composite Tape, all as reported in published financial sources.

FISCAL YEAR ENDING DECEMBER 31, 2001                            HIGH       LOW
------------------------------------                          --------   --------
First Quarter (through March 2).............................   $16.70     $13.44

FISCAL YEAR ENDING DECEMBER 31, 2000
------------------------------------
Fourth Quarter..............................................   $14.75     $12.56
Third Quarter...............................................    15.50      13.25
Second Quarter..............................................    14.88      13.06
First Quarter...............................................    14.50      12.13

FISCAL YEAR ENDING DECEMBER 31, 1999
------------------------------------
Fourth Quarter..............................................   $14.88     $12.00
Third Quarter...............................................    16.06      13.56
Second Quarter..............................................    17.44      15.06
First Quarter...............................................    18.25      14.88

    On February 14, 2001, the last full day of trading prior to the public announcement of the initial proposal of the Purchaser and the public announcement of the execution of the Merger Agreement, the reported closing price on the NYSE Composite Tape for the Shares was $14.45 per Share. On March 2, 2001, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on the NYSE Composite Tape for the Shares was $16.60 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Company paid quarterly dividends on the Common Stock for the fiscal year ending December 31, 1999 and December 31, 2000 in an amount per Share as set forth in the following table:

                                                              DECLARED
YEAR ENDING DECEMBER 31, 2000                                 DIVIDEND
-----------------------------                                 --------
Fourth Quarter..............................................  $0.3700
Third Quarter...............................................   0.3700
Second Quarter..............................................   0.3700
First Quarter...............................................   0.3700

FISCAL YEAR ENDING DECEMBER 31, 1999
------------------------------------------------------------

Fourth Quarter..............................................  $0.3625
Third Quarter...............................................   0.3625
Second Quarter..............................................   0.3625
First Quarter...............................................   0.3625

    Pursuant to the Merger Agreement, if the Offer Completion does not occur prior to March 20, 2001, the Company will declare a dividend for the first quarter of $0.3725 per Share (or such other amount as the Company Board determines based upon the estimated earnings for the fiscal year and the applicable distribution requirements under the Code). If, however, the Purchaser determines that the Offer Completion is likely to occur prior to March 20, 2001, and the Purchaser delivers to the Company a notice to such effect fifteen days prior to such Estimated First Quarter Closing Period, the Company will declare a Pro Rata First Quarter Dividend. If the Offer Completion occurs on or prior to the fifteenth day after the Estimated First Quarter Closing Date, the Company will not pay any further dividends to the holders of Common Stock. If, however, the Offer Completion does not occur on or prior to the fifteenth day after the Estimated First Quarter Closing Date, a holder of Common Stock may be entitled to additional first quarter dividend payments, less the Pro Rata First Quarter Dividend Amount previously paid by the Company.

    If the Offer Completion does not occur prior to June 19, 2001, the Company will declare a dividend for the second fiscal quarter of $0.3725 per Share (or such other amount as the Company Board determines based upon the estimated earnings for the fiscal year and the applicable distribution requirements under the Code). If, however, the Purchaser determines that the Offer Completion is likely to occur after April 1, 2001 but prior to June 19, 2001, and the Purchaser delivers to the Company a notice to such effect fifteen days prior to such Estimated Second Quarter Closing Period, the Company will declare a Pro Rata Second Quarter Dividend. If the Offer Completion does not occur on or prior to the fifteenth day after the Estimated Second Quarter Closing Date, a holder of Common Stock may be entitled to additional second quarter dividend payments, less the Pro Rata Second Quarter Dividend Amount previously paid by the Company.

    Since the Offer will not be completed before March 20, 2001, the Company will declare a dividend for the first quarter of $0.3725 per Share.

    See "SPECIAL FACTORS--The Merger Agreement--Interim Dividend" for a complete description of dividends to which a holder of Shares may be entitled prior to the closing of the Offer.

    As described above, the Merger Agreement provides that, subject to certain exceptions, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of the Purchaser, (i) split, combine or reclassify any shares of its capital stock; (ii) except as expressly set forth in the Merger Agreement and other than as necessary to maintain the Company's qualification as a REIT without the imposition of any excise taxes pursuant to
Section 4981 of the Code, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries.

    7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

    STOCK EXCHANGE LISTING

    According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 400, the number of record holders of at least 100 Shares should fall below 1,200 and the average monthly trading volume should be less than 100,000 Shares for the most recent 12-month period, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $15,000,000.

    Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE or any other exchanges upon which the Shares are listed. Under the published guidelines described above, the purchase of approximately 15,900,000 Shares pursuant to the Offer is likely to result in a delisting of the Shares by the NYSE. According to the Company's Annual Report on Form 10-K, there were approximately 126 holders of record of Shares as of March 28, 2000. If, however, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

    In the event that the Shares were no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the publicly held Shares remaining outstanding at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION

    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of

Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer, the Company is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause the Company to apply for termination of such registration. See "SPECIAL FACTORS--Plans for the Company after the Offer and the Merger; Certain Effects of the Merger."

    MARGIN REGULATIONS

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 2000 and September 30, 1999. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed with the Commission. The following financial information is qualified in its entirety by reference to such Annual Report and all other such reports and documents filed with the Commission and all of the financial statements and related notes contained therein and such information is hereby incorporated by reference herein. Such Annual Report and certain other reports may be examined and copies may be obtained at the offices of the Commission in the manner set forth below.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                     DECEMBER 31,              SEPTEMBER 30,
                                                -----------------------   -----------------------
                                                   1999         1998         2000         1999
                                                ----------   ----------   ----------   ----------
Balance Sheet Data:

  Investments in real estate, net.............  $3,468,138   $3,690,258   $3,601,086   $3,449,840
  Total assets................................   3,603,661    3,820,639    3,749,219    3,573,403
  Notes payable...............................   2,392,137    2,641,015    2,531,634    2,349,284
  Minority interest...........................      33,180       42,605      104,925       34,594
  Series C, D and E preferred stock...........     361,000      275,000      361,000      361,000
  Shareholders' equity........................     659,840      746,119      592,600      677,335
  Book value per share........................  $     7.35   $     8.52   $     6.43   $     7.59

                                                        YEARS ENDED          NINE MONTHS ENDED
                                                       DECEMBER 31,            SEPTEMBER 30,
                                                   ---------------------   ---------------------
                                                     1999        1998        2000        1999
                                                   ---------   ---------   ---------   ---------
Operating Data:

Revenues:
  Minimum rents..................................  $ 344,099   $ 226,089   $ 259,926   $ 252,596
  Tenant recoveries..............................    147,379      91,909     120,155     110,553
  Percentage rents...............................     12,300      10,467      12,170       9,373
                                                   ---------   ---------   ---------   ---------
    Total revenues...............................    503,778     328,465     392,251     372,522

Expenses:
  Operating......................................    155,688      97,359     122,000     113,841
  Management fees................................     10,218       6,264       6,839       7,725
  Advisory fees..................................      9,788       6,140       8,011       5,951
  General and administrative.....................      1,816       1,519       1,394       1,342
  Depreciation and amortization..................    112,625      76,926      84,050      84,769
                                                   ---------   ---------   ---------   ---------
  Operating income...............................    213,643     140,257     169,957     158,894
  Interest expense, net..........................   (184,496)   (106,852)   (138,510)   (141,609)
                                                   ---------   ---------   ---------   ---------
                                                      29,147      33,405      31,447      17,285
  Equity in net income of unconsolidated real
    estate affiliates............................      9,259       5,949       7,823       5,344
  Interest and other income......................     17,990      17,196       9,090      13,464
  Gain on sale of investments, net...............      1,971      53,895          --       1,971
  Minority interest in earnings of consolidated
    real estate affiliates.......................     (4,068)     (4,257)     (4,516)     (3,416)
                                                   ---------   ---------   ---------   ---------
  Net income.....................................  $  54,299   $ 106,188   $  43,844   $  34,648
                                                   =========   =========   =========   =========
  Net income allocable to preferred shares.......     37,260      17,619      31,530      26,809
  Net income allocable to common shares..........     17,039      88,569      12,314       7,839

  Earnings Per Share:
    Basic........................................  $    0.23   $    1.21   $    0.17   $    0.11
    Diluted......................................  $    0.23   $    1.20   $    0.16   $    0.11

  Ratio of earnings to fixed charges.............       1.28x       1.54x       1.34x       1.23x
  Ratio of earnings to fixed charges
    and preferred stock dividends................       1.07x       1.33x       1.10x       1.04x

    COMPANY PROJECTIONS. In December 2000, the Company prepared a summary operating forecast which included a set of projected financial information for fiscal years 2000, 2001, 2002, 2003 and 2004 (the "Projection"). Copies of the Projection were provided by the Company to the Board and the

Special Committee and its financial advisor. The Company has advised the Special Committee, the Board and its financial advisor that it does not as a matter of course make public projections as to earnings and that the Projection was prepared for internal purposes and not with a view to dissemination to the public. The Projection does not reflect (i) the Company's actual performance,
(ii) changes in the Company's business, in the financial markets or in the economy in general, or (iii) prospective changes in the Company's business, in the financial markets or in the economy in general resulting from events which have occurred, in each case, since the date the Projection was prepared. The Projection was not prepared with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements. The information is included in this Offer to Purchase only because it was furnished to the Board, the Special Committee and its financial advisor. The independent auditors of the Company have neither examined nor compiled the Projection and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent auditors on the financial statements of the Company incorporated by reference in the Offer to Purchase relate to the historical financial information of the Company and do not extend to the following financial information and should not be read to do so.

                                   PROJECTION
                                (PRO RATA SHARE)

                                                    2004       2003       2002       2001       2000
                                                  --------   --------   --------   --------   --------
                                                          ($ MILLIONS, EXCEPT PER SHARE DATA)
Revenues........................................  $ 685.5    $ 646.9    $ 615.2    $ 618.4    $ 588.5
Expenses........................................   (211.6)    (204.3)    (201.3)    (207.2)    (200.5)
                                                  -------    -------    -------    -------    -------
  Operating income..............................    473.9      442.6      413.9      411.2      388.0
Interest expense, net...........................   (241.2)    (220.3)    (199.9)    (206.4)    (201.6)
Interest income.................................       .5         .5         .5        1.4        8.8
                                                  -------    -------    -------    -------    -------
  Funds from operations (FFO)...................  $ 233.2    $ 222.8    $ 214.5    $ 206.2    $ 195.2
Fully diluted shares outstanding................    106.9      107.0      107.3      107.6      106.7
                                                  -------    -------    -------    -------    -------
FFO, per share..................................  $  2.18    $  2.08    $  2.00    $  1.92    $  1.83
                                                  =======    =======    =======    =======    =======

    The Projection is based on the Company's internal budget which was not prepared in accordance with generally accepted accounting principles ("GAAP"). Included in the differences between the Projection and GAAP are pro rata consolidation, exclusion of depreciation and amortization and determination of fully-diluted shares outstanding based partly on the inclusion of equivalent common shares utilizing the participating dividend rate of preferred stock.

    The Projection assumes, among other things, that Westfield America Trust's obligation to purchase shares of Common Stock under the Stock Subscription Agreement entered into by the Company and Westfield America Trust has been cancelled. The Projection assumes that the Company receives net proceeds from joint venture financing and property sales in 2001 and 2002 of $130.8 million and $221.6 million, respectively. For a description of the Stock Subscription Agreement, see "SPECIAL FACTORS--Related Party Transactions--Subscription Agreement."

    Neither the Company nor the Purchaser intends to update or otherwise revise the foregoing Projection to reflect circumstances existing after the date the projections were prepared or to reflect the occurrence of unanticipated events.

    THE COMPANY PROJECTION SET FORTH ABOVE SHOULD BE CONSIDERED "FORWARD LOOKING INFORMATION" AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. IT IS NOT POSSIBLE TO PREDICT WHETHER THE

ASSUMPTIONS MADE IN PREPARING THE PROJECTION WILL BE VALID AND THE PURCHASER AND THE COMPANY CAUTION INVESTORS THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND ACTUAL RESULTS MAY DIFFER MATERIALLY. INVESTORS SHOULD CONSIDER THE RISKS AND UNCERTAINTIES IN THE COMPANY'S BUSINESS THAT MAY AFFECT FUTURE PERFORMANCE AND THAT ARE DISCUSSED IN READILY AVAILABLE DOCUMENTS, INCLUDING THE COMPANY'S ANNUAL REPORT AND OTHER DOCUMENTS FILED WITH THE COMMISSION. THESE UNCERTAINTIES INCLUDE THE POTENTIAL EFFECTS OF THE OFFER AND THE MERGER, THE POSSIBILITY OF GENERAL ECONOMIC, BUSINESS AND LEGISLATIVE CONDITIONS THAT ARE LESS FAVORABLE THAN ANTICIPATED, CHANGES IN INTEREST RATES OR THE STOCK MARKETS AND STRONGER THAN ANTICIPATED COMPETITIVE ACTIVITY. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE PURCHASER, THE COMPANY OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF THE PURCHASER, THE COMPANY OR ANY OF OUR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, OR COMPLETENESS OF THE PROJECTION, AND THE COMPANY HAS MADE NO REPRESENTATION TO THE PURCHASER REGARDING SUCH INFORMATION.

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60621; and copies may be obtained by mail at prescribed rates, from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed electronically via the EDGAR system. Reports, proxy statements and other information concerning the Company also should be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

    9.  CERTAIN INFORMATION CONCERNING THE PURCHASER.

    The name, business address, citizenship, present principal occupation and employment history of the directors and executive officers of the Purchaser are set forth in Schedule I of this Offer to Purchase.

    Each of the Purchaser, Westfield Holdings and Westfield America Trust is not subject to the information and reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

    Established in 1996, Westfield America Management Limited is the responsible entity and trustee of Westfield America Trust. Each of Westfield America Management Limited, Westfield American Investments Pty. Limited and Westfield Corporation, Inc. is a wholly-owned subsidiary of Westfield Holdings.

    Westfield Holdings was established in 1979 as a successor to Westfield Limited which had been listed on the ASX since 1960. Westfield Holdings has been listed on the ASX since 1979. Westfield Holdings acts as developer, architect, builder, property manager and funds manager for a A$21 billion portfolio of shopping center assets that comprise more than 65 million square feet of retail space and include 86 shopping centers in Australia, New Zealand and the United Kingdom and the United States, including the 39 shopping centers owned by the Company.

    Established in 1996, Westfield America Trust is a publicly traded unit trust. Westfield America Trust has been listed on the ASX since 1996 and is currently the fifth largest property trust listed on the ASX. Westfield America Trust's sole investment is a 56.9% economic interest in Westfield America, Inc.

    Cordera is an Australian corporation whose business activities include making investments in other entities. Cordera's address and principal place of business is Level 24, Westfield Towers, 100 William Street, Sydney NSW 2011 Australia. Cordera holds a 21.90% interest in Westfield Holdings, and its directors are the Lowy Family. Interests associated with the Lowy Family own a 100% interest in Cordera. Interests associated with the Lowy Family own 30.45% of the outstanding shares of Westfield Holdings. In addition, Frank P. Lowy is the Chairman of the Westfield Holdings Board and David H. Lowy, Steven M. Lowy and Peter S. Lowy are directors of Westfield Holdings. See "Schedule I of the Offer to Purchase--Directors and Executive Officers or the Purchaser."

    Except as set forth elsewhere in this Offer to Purchase: (i) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) except as set forth below or as described in "SPECIAL FACTORS--Related Party Transactions" above, since January 1, 1998, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) except as described in "SPECIAL FACTORS--Background of the Offer and the Merger" above, since January 1, 1998 there have been no contracts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company. See "SPECIAL FACTORS--Related Party Transactions."

    10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to consummate the Offer and to pay related fees and expenses is estimated to be approximately US$281,610,000. The Purchaser will obtain the funds required to consummate the Offer by raising new capital in the Australian market through underwritten issues of units in Westfield America Trust to institutional investors.

    The following is an itemized statement of the fees and expenses related to consummation of the Offer:

Information Agent Fees......................................  $    10,000
Transfer Agent Fees.........................................       15,000
Accountant's Fees...........................................            0
Legal Fees..................................................    2,775,000
Printer's Fees..............................................      350,000
Financial Advisor Fees......................................    3,000,000
Costs and Expenses Related to Restructuring Outstanding
  Securities................................................    2,000,000
Underwriting Fees and Commissions...........................    5,460,000
Miscellaneous...............................................      150,000
                                                              -----------
    Total...................................................  $13,760,000

    On February 15, 2001, the Purchaser made a placement of 310,500,000 ordinary new units in Westfield America Trust at A$1.45 per unit to raise A$450,225,000. The joint underwriters of this placement are UBS Warburg Australia Limited and Merrill Lynch (Australia) International Limited.

    An additional A$100 million will be funded via an issue of redeemable converting preference units ("RCP Units") in Westfield America Trust, the placement of which has been underwritten by UBS Warburg Australia Limited.

    The underwriting agreement for ordinary units ("Ordinary Unit Underwriting Agreement") and the underwriting agreement for the RCP Units ("RCP Unit Underwriting Agreement") each contain termination provisions.

    Each of the agreements may be terminated by the Purchaser or the underwriters if the consent of members of Westfield America Trust to the placement of ordinary units or the issue of RCP Units is not obtained. However, because Westfield Holdings intends to cause its wholly-owned subsidiaries, as members of Westfield America Trust, to vote in favor of the resolutions for the placement of the ordinary units and RCP Units, and because purchasers of such units, who are also members of Westfield America Trust, cannot vote on the resolutions, the Purchaser expects the resolutions to pass.

    The agreements may also be terminated by the underwriters in a number of specified circumstances. The key termination events are as follows:

    (a) the Purchaser contravenes any provisions of any applicable laws, requirements or regulations;

    (b) in the case of the RCP Unit Underwriting Agreement, the Purchaser fails to obtain any necessary regulatory or government consents in relation to the issue of the RCP Units;

    (c) the ASX suspends trading in Westfield America Trust's securities, removes Westfield America Trust from the official list of the ASX or states that it will not list ordinary units in Westfield America Trust;

    (d) the Purchaser defaults in a material respect under the underwriting agreements;

    (e) in the case of the RCP Unit Underwriting Agreement, any of the following occurs:

        (i) an event referred to in (a) occurs;

        (ii) the Australian Securities & Investments Commission commences proceedings against the Purchaser or any executive director of the Purchaser in connection with the business or affairs of Westfield America Trust or gives formal notice of an intention to hold a hearing or investigation into or in relation to Westfield America Trust or any executive director of the Purchaser in connection with the business or affairs of the Purchaser or Westfield America Trust,

       (iii) the Purchaser or any executive director of the Purchaser is prosecuted for a criminal offense in connection with the business or affairs of Westfield America Trust; or

        (iv) the Purchaser seeks to retire or is removed as the responsible entity of Westfield America Trust, or an application is made for the appointment of a temporary responsible entity of Westfield America Trust under Part 5C.2 of the Australian Corporations Law.

    The underwriter may however only terminate its obligations in the circumstances set out in paragraph (e) above if the underwriter determines in its opinion that the circumstances or combination of circumstances have or could reasonably be expected to have, a material adverse effect on the willingness of persons to subscribe for the RCP Units or the price at which the existing units are sold on the ASX or could reasonably be expected to give rise to a liability for the underwriter under any applicable law.

    If the underwriting agreements are terminated, the Purchaser does not have any alternative financing plans in place.

    The Purchaser has entered into hedging and defeasance arrangements with UBS AG to enable its U.S. Dollar payment obligations in respect of the Offer and Merger to be satisfied on payment of a fixed Australian Dollar amount.

    11. CERTAIN CONDITIONS OF THE OFFER.

    For the purposes of this Section 11, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Agreement, may delay acceptance for payment or terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and prior to the Expiration Date, any of the following events shall occur:

    (1) there shall be any Law enacted, entered, promulgated or deemed applicable to the Offer or the Merger, or any suit, action or proceeding by any Governmental Entity shall be pending (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any tendered Shares, or the purchase of Shares, or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger,
       (ii) seeking to prohibit or impose any material limitations on the Purchaser's or Merger Sub's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (iii) seeking to compel the Purchaser or Merger Sub or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or the Purchaser and their respective subsidiaries, in each case, taken as a whole, (iv) seeking to impose material limitations on the ability of the Purchaser or Merger Sub, or rendering the Purchaser or Merger Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (v) imposing material limitations on the ability of the Purchaser or Merger Sub effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (vi) limit or prohibit any material business activity by the Purchaser, Merger Sub or any of their respective subsidiaries or affiliates, including, without limitation, requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by the Purchaser, Merger Sub or any of their respective subsidiaries or affiliates, or (vii) which otherwise would reasonably be expected to have a Material Adverse Effect on the Company or, as a result of the Transactions, the Purchaser and its subsidiaries; or

    (2) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange, the ASX and in the Nasdaq National Market System (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),
       (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Australia (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States or Australian Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, or (4) in the case of any of the situations in clauses (1) through (3) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    (3) the representations and warranties of the Company set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) except, in each case where the failures of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), do not or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; or

    (4) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement; or

    (5) the Company Board or the Special Committee (i) shall have withdrawn, or modified or changed in a manner adverse to the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended an Acquisition Proposal, or (iii) shall have adopted any resolution to effect any of the foregoing; or

    (6) it shall have been publicly disclosed, or the Purchaser or Merger Sub shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the then-outstanding Shares has been acquired by any person, other than the Purchaser or any of its affiliates; or

    (7) since the date of the Agreement there shall have occurred any event, circumstance, change, effect or development that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have a Material Adverse Effect on the Company; or

    (8) the Agreement shall have been terminated in accordance with its terms;

which in the sole judgment of Parent or Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or Merger Sub) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

    The foregoing conditions are for the sole benefit of the Purchaser and Merger Sub and may be waived by the Purchaser and Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser and Merger Sub. The failure by the Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

12. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See "INTRODUCTION" and Section 11 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Missouri. In general, Section 351.459 of Missouri Law prevents an "interested shareholder" (generally a person who owns or has the right to acquire 20% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Missouri resident domestic corporation for a period of five years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. However, the Company was not a resident domestic corporation at the time the Purchaser and the Westfield Affiliates acquired their respective Shares. Accordingly, Section 351.459, including its five year preclusion of a transaction, is inapplicable to the Offer and the Merger.

    A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

    The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these takeover laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser shall take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 11.

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because the Purchaser currently owns in excess of 50% of the Company's issued and outstanding Common Stock.

    LITIGATION. On February 15, 2001, a complaint was filed in state court in Los Angeles County, California, naming the Company, Frank P. Lowy, Francis T. Vincent, Jr., Larry A. Silverstein, David H. Lowy, Herman Huizinga, Bernard Marcus, Roy L. Furman, Frederick G. Hilmer and Peter S. Lowy, together with Westfield America Trust and Westfield Holdings, as defendants. The complaint is brought on behalf of a purported class of public shareholders of the Company and alleges, among other things, that the consideration being offered to the public shareholders of the Company in connection with the proposed acquisition by Westfield America Trust of the shares of Common Stock of the Company not held by Westfield America Trust and the Westfield Affiliates is unfair and inadequate and that the directors of the Company breached their fiduciary duties by approving a transaction which will benefit fiduciaries at the expense of the public shareholders of the Company. As relief, the complaint seeks, among other things, an injunction against completion of the proposed transaction, and damages in an unspecified amount. This case is titled JOSHUA TEITELBAUM V. FRANK
P. LOWY, ET. AL., Case No. BC245070 (Cal. Super. Ct., Cty of Los Angeles). A copy of the complaint is filed as Exhibit (a)(5)(A) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission and is incorporated herein by reference in its entirety. On March 1, 2001, the plaintiff re-filed a substantially similar complaint in the United States District Court for the Central District of California. This case is titled JOSHUA TEITELBAUM V. FRANK
P. LOWY, ET. AL., Case No. 01-1963 CAS (RNBX) (C.D. Cal. March 1, 2001). A copy of the complaint is filed as Exhibit (a)(5)(G) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission and is incorporated herein by reference in its entirety.

    On February 15, 2001, an additional complaint was filed in state court in Los Angeles County, California, naming the Company, its directors and Westfield America Trust, as defendants. The complaint is brought on behalf of a purported class of public shareholders of the Company and alleges, among other things, that the consideration being offered to the public shareholders of the Company in connection with the proposed acquisition by Westfield America Trust of the shares of Common Stock of the Company not held by Westfield America Trust and the Westfield Affiliates is unfair and does not reflect the value of the Company's assets and that the directors of the Company are engaging in self-dealing, are not acting in good faith and have breached their fiduciary duties at the expense of the public shareholders of the Company. As relief, the complaint seeks, among other things, an injunction against completion of the proposed transaction, and damages in an unspecified amount. The case is titled ADRIENNE KAUFMAN V. WESTFIELD AMERICA, INC. ET. AL., Case No. BC245136 (Cal. Super. Ct., Cty of Los Angeles). A copy of the complaint is filed as Exhibit (a)(5)(B) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission and is incorporated herein by reference in its entirety. On March 1, 2001, the plaintiff re-filed a substantially similar complaint in the United States District Court for the Central District of California. The case is titled ADRIENNE KAUFMAN V. WESTFIELD AMERICA, INC. ET. AL., Case No. 01-1962 MMM
(COX) (C.D. Cal. March 1, 2001). A copy of the complaint is filed as Exhibit (a)(5)(H) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission and is incorporated herein by reference in its entirety.

    On February 15, 2001 and February 16, 2001, two complaints were filed in the United States District Court for the Western District of Missouri, naming the Company, its directors and Westfield

America Trust, as defendants. The complaints are brought on behalf of a purported class of public shareholders of the Company and allege, among other things, that the consideration being offered to the public shareholders of the Company in connection with the proposed acquisition by Westfield America Trust of the shares of Common Stock of the Company not held by Westfield America Trust and the Westfield Affiliates is unfair and inadequate and that the directors of the Company are engaging in self-dealing, are not acting in good faith and have breached their fiduciary duties to the public shareholders of the Company. As relief, the complaints seek, among other things, an injunction against completion of the proposed transaction, and damages in an unspecified amount. The two complaints have been consolidated into one proceeding titled DAVID ROSENBERG V. WESTFIELD AMERICA, INC. ET. AL., Civil Action No. 01-0165-CV-W-3 (W.D. Mo.). Copies of the complaints are filed as Exhibits (a)(5)(C) and
(a)(5)(D) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission and are incorporated herein by reference in their entirety.

    On February 23, 2001, an additional complaint was filed in state court in Los Angeles County, California, naming the Company, its directors and Westfield America Trust, as defendants. The complaint is brought on behalf of a purported class of public shareholders of the Company and alleges, among other things, that the consideration being offered to the public shareholders of the Company in connection with the proposed acquisition by Westfield America Trust of the shares of Common Stock of the Company not held by Westfield America Trust and the Westfield Affiliates is unfair and does not reflect the value of the Company's assets and that the directors of the Company are engaging in self-dealing, are not acting in good faith and have breached their fiduciary duties at the expense of the public shareholders of the Company. As relief, the complaint seeks, among other things, an injunction against completion of the proposed transaction, and damages in an unspecified amount. The case is titled HILDEGARD BOWLINDER V. WESTFIELD AMERICA, INC. ET. AL., Case No. BC245629 (Cal Super. Ct., Cty of Los Angeles). A copy of the complaint is filed as Exhibit
(a)(5)(E) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission and is incorporated herein by reference in its entirety.

    On February 26, 2001, a complaint was filed in the United States District Court for the Western District of Missouri, naming the Company, Westfield America Trust, Frank P. Lowy, Peter S. Lowy, David M. Lowy, Frederick G. Hilmer, Roy L. Furman, Herman Huizinga, Bernard Marcus, Larry A. Silverstein and Francis
T. Vincent, Jr., as defendants. The complaint is brought on behalf of a purported class of public shareholders of the Company and alleges, among other things, that the consideration being offered to the public shareholders of the Company in connection with the proposed acquisition by Westfield America Trust of the Shares not held by Westfield America Trust and the Westfield Affiliates is unfair and does not reflect the value of the Company's assets and that the individual defendants have breached their fiduciary duties to the public shareholders of the Company. As relief, the complaint seeks, among other things, an injunction against completion of the proposed transaction, and damages in an unspecified amount. The case is titled WASHINGTON SAVINGS BANK V. WESTFIELD AMERICA, INC. ET. AL., Case No. 01-0213-CV-W-5 (W.D. Mo.). A copy of the complaint is filed as Exhibit (a)(5)(F) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission and is incorporated herein by reference in its entirety.

    13. CERTAIN FEES AND EXPENSES. Merrill Lynch has provided certain financial advisory services to the Purchaser in connection with the Offer and the Merger. Pursuant to the terms of the engagement letter between the Purchaser and Merrill Lynch, dated January 17, 2001 (the "Engagement Letter"), the Purchaser has agreed to pay to Merrill Lynch a fee of $3,000,000 payable in cash upon the first purchase of Common Stock in connection with the Offer. In addition, the Purchaser has agreed to reimburse Merrill Lynch, upon request from time to time, for its reasonable and documented out-of-pocket expenses incurred in connection with Merrill Lynch's activities under the Engagement Letter, including the reasonable and documented fees and disbursements of Merrill Lynch's legal counsel, and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws arising out of its engagement.

    Innisfree M&A Incorporated has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

    In addition, American Stock Transfer & Trust Company has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

    Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    14. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

    No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                    WESTFIELD AMERICA MANAGEMENT LIMITED, in its capacity as responsible entity and trustee of
                                    WESTFIELD AMERICA TRUST

                                    March 5, 2001

                                   SCHEDULE I
               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

    Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Except as otherwise noted, the business address of each such person is c/o Westfield America Management Limited, Level 24, Westfield Towers, 100 William Street, Sydney NSW 2011, Australia, and such person is an Australian citizen.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                               ----------------------------------------------------------------------
Frank P. Lowy, AC................  Frank P. Lowy is Chairman of Westfield America Management Limited.
                                   Mr. Lowy was appointed to this position upon the incorporation of
                                   Westfield America Management Limited in 1996. Mr. Lowy was appointed a director of Westfield America, Inc. in 1994 and has been Chairman of
                                   Westfield America, Inc. since 1994. Mr. Lowy is also Chairman of the board of directors and co-founder of Westfield Holdings Limited.
                                   Mr. Lowy is a member of the board of the Reserve Bank of Australia and was appointed to that position in 1995. Mr. Lowy has also been a director of the Daily Mail and General Trust plc (U.K.) since 1994.
                                   Mr. Lowy is the father of David H. Lowy, Peter S. Lowy, and Steven M.
                                   Lowy. Messrs. David H. Lowy, Peter S. Lowy and Steven M. Lowy are all
                                   current directors of Westfield America Management Limited. Messrs.
                                   Peter S. Lowy and Steven M. Lowy are both current directors of
                                   Westfield America, Inc., and Mr. David H. Lowy was a director of
                                   Westfield America, Inc. from 1996 to June 2000.

David H. Lowy....................  David H. Lowy joined Westfield Holdings Limited in 1977 and worked for
                                   Westfield Holdings Limited in the United States from 1977 to 1981.
                                   Mr. Lowy was appointed as an Executive Director of Westfield Holdings
                                   Limited in 1982 and served as a Managing Director of Westfield
                                   Holdings Limited from 1987 to June 2000 when he was appointed as a
                                   Non-Executive Deputy Chairman. Mr. Lowy was appointed a director of
                                   Westfield America Management Limited upon its incorporation in 1996.
                                   He holds a Bachelor of Commerce degree from the University of New
                                   South Wales. He is a member of the Presidents Council of the
                                   Children's Hospital at Westmead and is Founder and President of Temora
                                   Aviation Museum. Mr. Lowy is a Principal of LFG Holdings Pty. Limited.
                                   Mr. Lowy was a director of Westfield America, Inc. from 1996 to
                                   June 2000. Mr. Lowy is a son of Frank P. Lowy, Chairman of Westfield
                                   America Management Limited and Westfield America, Inc. and a brother of Peter S. Lowy and Steven M. Lowy, directors of Westfield America
                                   Management Limited and Westfield America, Inc.

Steven M. Lowy...................  Steven M. Lowy was appointed a director of Westfield America
                                   Management Limited upon its incorporation in 1996. Mr. Lowy is a
                                   Managing Director of the Westfield Group with responsibility for the
                                   Group's operations in Australia, New Zealand and the United

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                               ----------------------------------------------------------------------
                                   Kingdom. Mr. Lowy joined Westfield Holdings Limited in 1987, and he was appointed an executive director in 1989 and Managing Director in
                                   1997. Mr. Lowy was appointed a director of Westfield America, Inc. in
                                   June 2000. Mr. Lowy is the son of Frank P. Lowy, Chairman of
                                   Westfield America Management Limited, and the brother of Peter
                                   S. Lowy and David H. Lowy, current directors of Westfield America
                                   Management Limited.

Stephen P. Johns.................  Stephen P. Johns was appointed a director of Westfield America
                                   Management Limited upon its incorporation in 1996. Mr. Johns is the
                                   Group Finance Director of the Westfield Group. Mr. Johns joined the
                                   Westfield Group in 1970 and became Finance Director in 1985 and Group
                                   Finance Director in 1997.

Peter S. Lowy....................  Peter S. Lowy was appointed a director of Westfield America Management
                                   Limited upon its incorporation in 1996. Mr. Lowy is currently
                                   President and Chief Executive Officer of Westfield America, Inc. He
                                   has been responsible for Westfield Holdings Limited's U.S. Operations since 1990 after nearly a decade with Westfield Holdings Limited and its affiliates in Sydney. Mr. Lowy was appointed a director of
                                   Westfield America, Inc. in 1994. Mr. Lowy was an Executive Vice
                                   President of Westfield America, Inc. from 1994 until March 1997.
                                   Mr. Lowy was appointed a director of Westfield Holdings Limited in
                                   1987 and a Managing Director in 1997. Prior to joining Westfield
                                   Holdings Limited, Mr. Lowy worked in investment banking in New York and London. Mr. Lowy holds a Bachelor of Commerce degree from the
                                   University of New South Wales. Mr. Lowy is a son of Frank P. Lowy,
                                   Chairman of Westfield America Management Limited and Westfield
                                   America, Inc. and a brother of Steven M. Lowy and David H. Lowy, directors of Westfield America Management Limited. Steven M. Lowy is
                                   also a current director of Westfield America, Inc. David H. Lowy is a past director of that company.

                                   Mr. Lowy's current business address is 11601 Wilshire Boulevard, 12th
                                   Floor, Los Angeles, CA 90025.

Frederick G. Hilmer, AO..........  Frederick G. Hilmer was appointed a director of Westfield America
                                   Management Limited upon its incorporation in 1996. Mr. Hilmer is the
                                   Chief Executive Officer of John Fairfax Holdings Limited and was
                                   appointed to this position in 1998. Mr. Hilmer holds a degree in Law from the University of Sydney, a Masters in Law from the University of
                                   Pennsylvania and an MBA from the Wharton School of Finance.
                                   Mr. Hilmer is a Non-Executive Deputy Chairman of Westfield Holdings
                                   Limited. Between 1989 and 1998, Mr. Hilmer was Dean and Professor of
                                   Management at the Australian Graduate School of Management in the
                                   University of New South Wales. Mr. Hilmer has served as deputy chairman and director of a number of major Australian companies. Prior to 1989 he spent 19 years with McKinsey & Company. Mr. Hilmer was a director of Westfield America, Inc. from 1996 to June 2000.

                                   Mr. Hilmer's current business address is John Fairfax Holdings
                                   Limited, Level 19, 201 Sussex Street, Sydney NSW 2000, Australia.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                               ----------------------------------------------------------------------
Robert A. Ferguson...............  Robert A. Ferguson was appointed a director of Westfield America
                                   Management Limited upon its incorporation in 1996. Mr. Ferguson is the Chairman of Vodafone Pacific Limited. He was appointed to this position on February 17, 2000. Mr. Ferguson is a director of BT
                                   Financial Group Limited and served as Chairman from 1999 to 2001.
                                   Mr. Ferguson is also a director of Bankers Trust Australia Limited, holding the position of Managing Director from 1986 to 1999.
                                   Mr. Ferguson was appointed a non-executive director of Westfield
                                   Holdings Limited in 1994. Mr Ferguson is a director of St. James'
                                   Ethics Centre and Australian Davos Connection, Inc.

                                   Mr. Ferguson's current business address is BT Financial Group Limited,
                                   Level 15 Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia.

David M. Gonski..................  David M. Gonski was appointed a director of Westfield America
                                   Management Limited upon its incorporation in 1996. Mr. Gonski is a
                                   Solicitor and Principal of Wentworth Associates Pty Limited.
                                   Mr. Gonski was appointed as non-executive director of Westfield
                                   Holdings Limited in 1985. Mr. Gonski is the Chairman of Morgan Stanley
                                   Dean Witter Australia Limited, Deputy Chairman of Coca-Cola Amatil
                                   Limited, and a director of John Fairfax Holdings Limited. Mr. Gonski served as director of ING Australia Limited between February 24, 1986 and July 21, 1999, Mercantile Mutual Holdings Limited between
                                   November 1987 and July 1999, and Australian National
                                   Industries Limited between November 1987 and August 1996.

                                   Mr. Gonski's current business address is Wentworth Associates Pty
                                   Limited, Level 23, MLC Centre, 19-29 Martin Place, Sydney NSW 2000,
                                   Australia.

Dean R. Wills, AO................  Dean R. Wills was appointed a director of Westfield America Management
                                   Limited upon its incorporation in 1996. Mr. Wills holds various directorships with Australian Corporations. Mr. Wills was appointed as a non-executive director of Westfield on September 1, 1994.
                                   Mr. Wills served as the Chairman of the Coca-Cola Amatil Group from
                                   May 1984 to April 16, 1999, and as a Director of Coca-Cola Amatil
                                   between August 5, 1975 and April 16, 1999. Mr. Wills has been a director of John Fairfax Holdings Limited since October 1994 and
                                   Deputy Chairman of the Australian Grand Prix Corporation since 1994.

Carla Zampatti, AM...............  Carla Zampatti was appointed a director of Westfield America
                                   Management Limited in 1997. Ms. Zampatti is the Executive Chairman of
                                   the Carla Zampatti Group. Ms. Zampatti was appointed as a
                                   non-executive director of Westfield in 1997. Ms. Zampatti is Chairman of Special Broadcasting Service (SBS) (Multilingual Subscriber
                                   Television Limited). Ms Zampatti is also a director of AGSM, McDonalds
                                   Australia Limited and British America Tobacco Australasia Limited.

                                   Ms. Zampatti's current business address is Carla Zampatti Pty. Ltd,
                                   437 Kent Street, Sydney NSW 2000, Australia

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                               ----------------------------------------------------------------------
Craig A. van der Laan de Vries...  Craig A. van der Laan de Vries is the Secretary and General Counsel-
                                   Corporate and International for Westfield Holdings Limited. Craig van
                                   der Laan de Vries joined Westfield Holdings Limited in April 1997.
                                   Mr. van der Laan de Vries is a solicitor of the Supreme Court of New
                                   South Wales, having been admitted to practice in 1989.

                                   Prior to joining Westfield Holdings Limited, Mr. van der Laan de Vries
                                   was employed with Australian National Industries Limited from 1994 to
                                   1997.

Victor P. Hoog Antink............  Victor P. Hoog Antink is the Director-Funds Management at Westfield
                                   Holdings Limited responsible for the operations of Westfield Trust,
                                   Westfield America Trust and Carindale Property Trust including direct contact with current and potential institutional investors in the
                                   Trusts. Prior to this appointment Mr. Hoog Antink was General Manager of Westfield America Trust responsible for the initial structuring and establishment of Westfield America Trust in 1996 and subsequently the day to day management of Westfield America Trust.

                                   Between January and October 1999 Mr. Hoog Antink was the Chief
                                   Executive Officer of the St. Lukes Group Limited in New Zealand.

                                  SCHEDULE II

    No transactions in the Common Stock were made by (i) the Purchaser, its subsidiaries, and their respective directors and executive officers, and
(ii) the Company, its subsidiaries, their respective directors and executive officers and any pension, profit-sharing or similar plan of the Company on behalf of any such directors and executive officers during the past 60 days.

                                    ANNEX A
  TEXT OF SECTION 351.455 OF THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW
                           GOVERNING A SHAREHOLDER'S
              RIGHT TO AN APPRAISAL AND PAYMENT OF THE FAIR VALUE
                          OF THE SHAREHOLDER'S SHARES

    SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN:

1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the new or surviving corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held or disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time here limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger and consolidation, and shall be bound by the terms thereof.

4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                               THE DEPOSITARY FOR
                                 THE OFFER IS:
                    AMERICAN STOCK TRANSFER & TRUST COMPANY

          BY MAIL:                        BY HAND:                 BY OVERNIGHT DELIVERY:
       59 Maiden Lane                  59 Maiden Lane                  59 Maiden Lane
     New York, NY 10038              New York, NY 10038              New York, NY 10038
       (800) 957-5449                  (800) 957-5449                  (800) 957-5449
       (718) 921-8200                  (718) 921-8200                  (718) 921-8200

                          BY FACSIMILE TRANSMISSIONS:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)
                                 (718) 294-5001
                         CONFIRM FACSIMILE BY TELEPHONE
                                 (800) 937-5449
                                 (718) 921-8200

    Questions and requests for assistance may be directed to the Information Agent the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                         501 MADISON AVENUE, 20TH FLOOR
                               NEW YORK, NY 10022
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                                       OR
                   ALL OTHERS CALL TOLL FREE: (888) 750-5834